Exhibit 10.27

PURCHASE AND SALE AGREEMENT

BETWEEN

EXXON MOBIL CORPORATION

MOBIL PACIFIC PIPELINE COMPANY

AND

SABLE OFFSHORE CORP.

EFFECTIVE TIME: JANUARY 1, 2022

as amended by

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

dated as of June 13, 2023

as amended by

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

dated as of December 15, 2023

APPENDIX
Appendix A	Defined Terms

EXHIBITS
Exhibit A-1	Description of the Onshore and Offshore (Interests / Parcels / Leases / Units / Facilities)
Exhibit A-2	Description of Working Interest and Net Revenue Interest
Exhibit A-3	Description of POPCO Shares
Exhibit A-4	Description of PPC Shares
Exhibit A-5	Description of 901/903 Pipeline
Exhibit B	Rights-of-Way, Permits and Other Rights
Exhibit C	Allocated Values
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Purchaser’s Officer’s Certificate
Exhibit F	Seller’s Officer’s Certificate
Exhibit G	Form of Non-Foreign Affidavit
Exhibit H	Form of Financial Security
Exhibit I	Form of Deed
Exhibit J	Senior Secured Term Loan Agreement
Exhibit K	Deed of Trust - Assets
Exhibit K-1	Deed of Trust – 901/903 Assets
Exhibit L	Employees
Exhibit M	Facility Licensing Agreement
Exhibit N	Transition Services Agreement
Exhibit O	Power of Attorney
Exhibit P	Reserved
Exhibit Q	IT System Transition Plan
Exhibit R	Form of Assignment and Bill of Sale (Reassignment)
Exhibit S	Form of Deed (Reassignment)
Exhibit T	Form of Letter of Credit

SCHEDULES
Schedule 1.1	Seller Knowledge Persons
Schedule 1.2	Purchaser Knowledge Persons
Schedule 2.2(m)	Motorized Vehicles
Schedule 2.3(k)	Scheduled Bonds
Schedule 2.3(q)	Excluded Permits
Schedule 2.3(u)	Excluded Matters
Schedule 3.2(d)	Imbalances
Schedule 3.2(f)	Inventory
Schedule 3.2(i)	901/903 Pipeline Approvals
Schedule 3.5	Intercompany Balances
Schedule 5.4	Asset Taxes
Schedule 5.8	Litigation
Schedule 5.10	Required Consents
Schedule 5.12(a)	Material Contracts
Schedule 5.12(b)	Material Defaults
Schedule 5.13	Imbalances
Schedule 5.14	Suspense Funds
Schedule 5.15	Current Commitments
Schedule 5.17	Environmental Matters
Schedule 5.19	Leases
Schedule 5.20	Credit Support

v

Schedule 7.1(b)	Operations / AFEs
Schedule 11.3(b)	Retained Litigation
Schedule 11.18	Financial Institutions
Schedule 12.3(a)	Seismic Data

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of November 1, 2022 (the “Execution Date”), by and between Exxon Mobil Corporation (“EMC”), a New Jersey corporation with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389 and Mobil Pacific Pipeline Company, a Delaware corporation, with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389 (“MPPC”) (each a “Seller”), and Sable Offshore Corp., a Texas corporation, with an address of 700 Milam Street, Suite 3300, Houston, Texas 77002 (“Purchaser”). Seller and Purchaser are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.” EMC and MPPC may from time to time hereinafter be referred to collectively as “ExxonMobil”, “Seller” or “Sellers” solely for convenience and simplicity; such reference is not intended to in any way affect the corporate separateness of these separate legal entities.

WITNESSETH

WHEREAS, EMC owns (i) certain of the Assets, as described herein, and (ii) one hundred percent (100%) of the POPCO Shares (as defined hereafter);

WHEREAS, MPPC owns one hundred percent (100%) of the PPC Shares (as defined hereafter); and

WHEREAS, each Seller desires to sell to Purchaser all of such Seller’s interest in the Assets and Purchaser is willing to purchase the Assets from Seller, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises of the Parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings given such terms as set forth in Appendix A attached to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Agreement to Purchase and Sell. At the Closing, and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from Sellers, and Sellers agree to sell, transfer and assign the Assets to Purchaser, effective as of the Effective Time.

Section 2.2 The Assets. The term “Assets” shall mean all of such Seller’s right, title and interest in and to the following, less and except for the Excluded Assets:

As to EMC:

(a) the oil and gas leases described in Exhibit A-1, and all rights incident thereto and derived therefrom, including overriding royalty interests, net profits interests, and other revenue interests therein, to the extent and only to the extent relating to such lands described in Exhibit A-1 (the “Leases”);

(b) the real property described in Exhibit A-1 (the “LFC Property”);

(c) all wellbores attributable to the Leases and the LFC Property, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells, and water wells, including, without limitation, wells drilled from the Leases, or Units conveyed pursuant to this Agreement that cross or bottomhole on leases not conveyed under this Agreement (including, but not limited to, the wells listed on Exhibit A-1, the “Wells”);

(d) all rights and interests in, under or derived from all unitization or pooling agreements in effect with respect to any of the Leases or the Wells and the units created thereby (the “Units”);

(e) all Rights-of-Way that are used or held for use in connection with the ownership or operation of any of the Leases, the LFC Property, the Wells, the Units or other Assets, including the Rights-of-Way set forth in Exhibit B;

(f) all platforms, facilities, equipment, machinery, structures and other improvements, storage tanks, fixtures and other real, personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, the LFC Property, the Wells, the Units or other Assets, including the inventory set forth on Schedule 3.2(f) and, platforms, pipelines, gathering systems, well equipment, casing, rods, tanks, boilers, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, processing and separation facilities, structures, spars, materials and other items, including any of the forgoing described on Exhibit A-1 (collectively the “Facilities”);

(g) all Permits that are used in connection with the ownership or operation of the Assets (except for such Permits as set forth on Schedule 2.3(q), which pursuant to their terms may not be assigned (the “Excluded Permits”));

(h) to the extent they may be assigned without the payment of any fee or obligation on the assignor, the Existing Contracts;

(i) all Hydrocarbons attributable to the Leases, the LFC Property, the Wells and/or the Units to the extent such Hydrocarbons were produced from and after the Effective Time (subject to the Purchase Price adjustments set forth herein and all Imbalances relating to the Assets as of the Effective Time);

(j) information technology as detailed in Exhibit Q;

(k) the Records;

(l) all geophysical and other seismic data relating to the Assets as detailed on Schedule 12.3(a);

(m) those motorized vehicles listed on Schedule 2.2(m); and

(n) the POPCO Shares; and

As to MPPC, the PPC Shares.

Section 2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following are specifically excluded from the Assets and are reserved by each Seller (collectively, “Excluded Assets”):

(a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(b) all accounts, trade credits, accounts receivable, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(c) all claims and causes of action, manufacturer’s and contractor’s warranties and other rights of Seller arising under or with respect to any Existing Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent any of the foregoing relates to any of the Assumed Obligations;

(d) all rights and interests of Seller (i) under any policy or agreement of insurance or (ii) to any insurance or condemnation proceeds or awards arising, in each case, to the extent not related to the Assumed Obligations;

(e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(f) any claim, right or interest of Seller in or to any refunds or loss carry forwards, together with any interest due thereon or penalty rebate arising therefrom, with respect to (i) any and all Taxes based on net income imposed on Seller or any of its Affiliates, (ii) any Property Taxes allocable to Seller pursuant to Section 13.1 or (iii) any Property Taxes attributable to the Excluded Assets;

(g) all documents and instruments of Seller that may be protected by an attorney-client or other privilege;

(h) all data that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with third parties (provided that Seller has used its commercially reasonable efforts to cause such confidentiality restrictions to be waived);

(i) all audit rights arising under any of the Existing Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except with respect to any Imbalances;

(j) all geophysical and other seismic and related technical data and information relating to the Assets that cannot be transferred due to restrictions with third parties without payment of a fee or other penalty (unless Purchaser agrees to, and does, pay such fees and penalties), and geophysical or geological interpretations that Seller reasonably deems to be proprietary;

(k) any and all escrow accounts or bonds filed with or delivered or payable to any governmental authority or other third party by or on behalf of Seller or any of its Affiliates and any letters of credit, certificates of deposit, guarantees or similar security instruments on behalf of Seller or any of its Affiliates set forth on Schedule 2.3(k) (the “Scheduled Bonds”);

(l) any master service agreements, blanket agreements or similar contracts and any ExxonMobil inter-Affiliate service agreements;

(m) overhead paid or payable by third parties to Seller or its Affiliates in connection with the operation of the Assets and related properties prior to the Effective Time;

(n) any ExxonMobil intellectual property or proprietary technology, except for such rights granted to Purchaser as set forth in the Facility Licensing Agreement;

(o) any information technology or information technology applications, except as expressly set forth on Exhibit Q;

(p) any Intercompany Balances which are not settled, paid or forgiven by Seller in accordance with Section 3.5;

(q) the Excluded Permits;

(r) employee records (other than records related to Employees who commence employment with Purchaser that are required to be transferred pursuant to applicable Law, if any);

(s) all Seller Benefit Plans and the assets thereof;

(t) all motorized vehicles, other than those listed on Schedule 2.2(m); and

(u) any claim, right or interest of Seller or its Affiliates in or to the matters listed on Schedule 2.3(u).

Section 2.4 Effective Time; Property Expenses and Revenues. Subject to the terms hereof, ownership and possession of the Assets shall be transferred from each Seller to Purchaser at the Closing but shall be effective as of the Effective Time. Except to the extent accounted for in the Adjustments to the Purchase Price made under Section 3.2 or Section 3.3 and without duplication of any such amounts: (a) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Property Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time; and (b) from and after the occurrence of Closing, Purchaser shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Property Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time. Should Purchaser receive after Closing any income, proceeds revenue or other amounts to which Seller is entitled under subpart (a) of this Section 2.4, Purchaser shall fully disclose, account for and promptly remit the same to Seller. If, after Closing, Seller receives any income, proceeds revenue or other amounts with respect to the Assets to which Seller is not entitled to pursuant to subpart (b) of this Section 2.4, Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price for the Assets shall be Six Hundred and Twenty Five Million Dollars ($625,000,000) (the “Purchase Price”). The Purchase Price (i) shall be paid as provided in Section 3.4, (ii) shall bear Interest compounded annually up to (and including) the Actual Payment Date as provided in Section 3.4 of this Agreement and as further provided in the Senior Secured Term Loan Agreement and (iii) shall be guaranteed and secured by the Collateral Documents. The Purchase Price shall be allocated among the Assets as set forth in Exhibit C (the “Allocated Values”).

Section 3.2 Upward Settlement Adjustments. The Purchase Price shall be adjusted upward as follows (without duplication):

(a) the amount of all Property Expenses paid or payable by Seller that are attributable to the Assets and which were incurred on and after the Effective Time and all prepaid Property Expenses allocable to periods from and after the Effective Time which were paid by Seller;

(b) an amount equal to the value of (i) all Hydrocarbons attributable to the Assets in pipelines, in tanks or otherwise in storage (including inventory) above the pipeline sales connection as of the Effective Time, plus (ii) line fill, in each case, such value to be based upon the contract price in effect as of the Effective Time (or if no such contract is in effect, the market value in the area as of the Effective Time), less applicable Taxes and gravity adjustments;

(c) the amount of any Property Taxes prorated to Purchaser under Section 13.1, but paid or payable by Seller;

(d) an amount equal to the aggregate volume owed to Seller for each of the Imbalances set forth on Schedule 3.2(d), multiplied by the applicable dollar amount set forth on Schedule 3.2(d) for such Imbalances;

(e) Overhead Costs attributable to the period from the Effective Time to the Closing (pro-rated on a daily basis for any partial months);

(f) an amount equal to the value of the materials and supply inventory set forth in Schedule 3.2(f), which is unsold as of the Closing;

(g) an amount equal to the value of all Title Benefits in accordance with Section 4.7;

(h) an amount equal to costs paid by Seller after the Effective Time and attributable to the plugging and abandonment of any well(s) or decommissioning of any facilities in accordance with Section 11.1(b);

(i) an additional Seventy-Five Million Dollars ($75,000,000.00) if, on or prior to the Closing Date, (i) Seller has filed an AB 864 plan with the California Office of the State Fire Marshal (OFSM) and such plan has been approved by the OSFM, and (ii) such OSFM approval is not subject, in material part, to further appeal or reconsideration, or the time period for further appeal or reconsideration, as to the material part of the decision, has expired; and

(j) any other upward adjustment agreed upon by Seller and Purchaser in a separate written agreement.

Section 3.3 Downward Settlement Adjustments. The Purchase Price shall be adjusted downward as follows (without duplication):

(a) the amount of all proceeds and revenues received by Seller, if any, from and after the Effective Time up to the Closing that are attributable to the Assets from and after the Effective Time (net of any royalties, overriding royalties, marketing and transportation or other post-production, severance, sales, income or other similar Taxes not reimbursed to Sellers by the purchaser of production, and excluding proceeds from the sale of materials and supply inventory);

(b) an amount equal to the Allocated Value of each of the Assets that have been excluded from the transactions contemplated by this Agreement pursuant to Section 4.8, Section 4.9(b) or Section 4.11(a);

(c) subject to Section 4.6, if Seller makes the election under Section 4.4(b) with respect to any Title Defect, the Title Defect Amount with respect to such Title Defect;

(d) subject to Section 4.12, the Remediation Amount with respect to any such Environmental Defects determined in accordance with Section 4.11(b);

(e) the amount of all Property Taxes prorated to Seller in accordance with Section 13.1, but paid or payable by Purchaser;

(f) an amount equal to the aggregate volumes owed by Seller for each of the Imbalances set forth on Schedule 3.2(d), multiplied by the applicable dollar amount set forth on Schedule 3.2(d) for such Imbalances;

(g) an amount determined in accordance with Section 4.13 with respect to the sum of all Casualty Loss Amounts; and

(h) any other downward adjustment provided for in this Agreement or otherwise agreed upon by Seller and Purchaser in a separate written agreement.

Section 3.4 Payment of the Purchase Price. The Purchase Price, the adjustments described in Section 3.2 and Section 3.3 above (the “Adjustments to the Purchase Price”), and accrued Interest shall be paid as follows:

(a) At Closing, Purchaser shall pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, the Down Payment, which Down Payment shall not bear Interest;

(b) At Closing, Purchaser shall execute and deliver the Collateral Documents to Sellers. The Senior Secured Term Loan Agreement shall provide that Purchaser shall pay to Sellers, on or before the Payment Due Date, an amount (the “Principal Amount”) equal to the Purchase Price, less the Down Payment, plus the amounts specified in Section 3.2(f) and Section 3.2(i) (if applicable). Notwithstanding the foregoing, Purchaser may pre-pay the Principal Amount, in whole or in part, at any time prior to the Payment Due Date without penalty as provided in the Senior Secured Term Loan Agreement;

(c) The Senior Secured Term Loan Agreement shall also provide that (i) Interest shall accrue and be payable on the Principal Amount from the Effective Time up to (and including) the Actual Payment Date and (ii) in the event that Purchaser fails to pay the Principal Amount and accrued Interest as and when due, Purchaser shall pay default interest from and after the default date at the rate of an additional two percent (2%) per month until the total amount due is paid in full, in each case, as provided for in the Senior Secured Term Loan Agreement; and

(d) At Closing, Sellers shall provide a Preliminary Settlement Statement reflecting Adjustments to the Purchase Price. All Adjustments to the Purchase Price except for Section 3.2(f) and Section 3.2(i) shall be settled in cash at Closing between the Parties, as provided in Section 10.2, and subject to final adjustments as provided in Section 12.1. All payments from either Purchaser or Sellers shall be by bank wire transfer of immediately available funds to an account designated by the other Party in the Preliminary Settlement Statement or in another written notice delivered at five (5) Business Days before such payment is due.

Section 3.5 Intercompany Balances. On or before Closing, Sellers shall settle, pay, forgive, or otherwise release all amounts due comprising the Intercompany Balances. For the avoidance of doubt, such transactions are excluded from all Adjustments to the Purchase Price. The Intercompany Balances as of the Effective Time are set forth in Schedule 3.5.

ARTICLE IV

TITLE AND ENVIRONMENTAL MATTERS

AND CASUALTY LOSSES

Section 4.1 Title Examination. Subject to the indemnity provisions of Section 7.5 and subject to obtaining any consents or waivers from third parties that are required pursuant to the terms of the Leases, Rights-of-Way and/or Existing Contracts (including any restrictions therein related to access during hunting seasons), including any third party operators of the Assets (which, in each case, from and after the Execution Date until the Closing, Seller shall use commercially reasonable efforts to obtain), during Seller’s normal business hours and without unreasonable disruption of Seller’s normal and usual operations, Seller shall make available to Purchaser electronically (to the extent available electronically) or otherwise at Seller’s offices, all Records (including title data) in Seller’s or its Affiliates’ possession relating to the Assets, including title opinions, abstracts of title, title status reports, division order files, and curative matters, lease files, well files, contract files, the Existing Contracts, and records relating to the payment of rentals, royalties, overriding royalties, shut-in gas royalties, and other payments due under any Lease or Existing Contract; provided, however, that those items referenced above in this Section 4.1 that are subject to a valid legal privilege or to unwaived disclosure restrictions shall be excluded (provided Seller uses commercially reasonable efforts to obtain waivers of such disclosure restrictions). Purchaser shall be permitted, at its expense, to make copies of any of such Records and other documents. Purchaser shall be entitled to perform or cause to be performed, at Purchaser’s expense, such additional title examination as Purchaser deems necessary or appropriate.

Section 4.2 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Without limiting Purchaser’s remedies for Title Defects set forth in this ARTICLE IV, or Seller’s special warranty of Defensible Title in Section 4.2(b) and in the Assignment and the Deed, and subject to Section 5.11 with respect to the Transferred Shares only, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets and, Purchaser acknowledges and agrees that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 4.4 and (ii) after Closing, shall be pursuant to the special warranty of Defensible Title to the Scheduled Properties contained in the Assignment and Deed in accordance with Section 4.2(b), subject to the provisions of Section 4.2(c), and Purchaser waives all other remedies.

(b) Special Warranty of Defensible Title. Upon Closing, subject to Section 4.2(c), Seller hereby warrants and agrees to defend Defensible Title to the Scheduled Properties by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances. Such special warranty of Defensible Title to the Scheduled Properties shall be subject to the further limitations and provisions of Section 4.2(c).

(c) Recovery on Special Warranty.

(i) Purchaser’s Assertion of Title Warranty Breaches. Purchaser shall furnish Seller a Title Defect Notice meeting the requirements of Section 4.3 setting forth any matters which Purchaser intends to assert as a breach of the special warranty of Defensible Title to the Scheduled Properties contained in Section 4.2(b). Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Purchaser pursuant to this Section 4.2(c). Purchaser agrees to reasonably cooperate with any attempt by Seller to cure any such breach of the special warranty of Defensible Title.

(ii) Limitations on Special Warranty. For purposes of the special warranty of Defensible Title to the Scheduled Properties contained in Section 4.2(b), the value of the Assets set forth in Exhibit C shall be deemed to be the Allocated Value thereof, as adjusted pursuant to this Agreement. Recovery on the special warranty of Defensible Title to the Scheduled Properties contained in Section 4.2(b)

shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title, as a Title Defect prior to Closing pursuant to Section 4.3.

(iii) Purchaser shall not be entitled to protection under Seller’s special warranty of Defensible Title to the Scheduled Properties in Section 4.2(b), with respect to (A) any matter of which Purchaser or any of its Affiliates had Knowledge prior to the Defect Notice Date, or (B) any matter reported to Seller after the two (2) year anniversary of the Closing Date.

Section 4.3 Notice of Title Defects. Purchaser shall notify Seller in writing of any Title Defect (each a “Title Defect Notice”) on or before forty-five (45) days following the Execution Date (“Defect Notice Date”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of Defensible Title to the Scheduled Properties contained in Section 4.2(b) and in the Assignment and the Deed), Purchaser shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Purchaser fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Notice Date. To be effective, each Title Defect Notice shall include (a) a reasonably detailed description of the alleged Title Defect, (b) the Scheduled Property affected by such Title Defect (each a “Title Defect Property”), (c) the Allocated Value of each such Title Defect Property, (d) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (e) the amount by which Purchaser reasonably believes the Allocated Value of such Title Defect Property is reduced by the alleged Title Defect. Seller shall have the right, but not the obligation, to elect to attempt to cure any Title Defect set forth in a Title Defect Notice by written notice to Purchaser prior to Closing and, if Seller so elects, then Seller shall have ninety (90) days following Closing in which to cure (the “Cure Period”), at Seller’s cost, the Title Defect. No adjustment to the Purchase Price will be made at Closing for any Title Defect that Seller elects to attempt to cure pursuant to this Section 4.3 and the affected Scheduled Property shall be assigned to Purchaser. If any such uncured Title Defect remains uncured at the end of the Cure Period, then (except as provided in Section 4.4(a)) an adjustment to the Purchase Price in an amount equal to the applicable Title Defect Amount will be made as part of the Final Settlement Statement. To give Seller an opportunity to commence reviewing and curing Title Defects, Purchaser shall use its reasonable efforts to give Seller weekly written notice of all Title Defects discovered by Purchaser (together with any Title Benefits discovered by Purchaser). Any dispute relating to the existence, nature, Title Defect Amount, or whether or to what extent a Title Defect has been cured shall be resolved pursuant to Section 17.5.

Section 4.4 Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Aggregate Title Defect Deductible, with respect to any Title Defect that (i) Seller does not elect to attempt to cure or (ii) Seller elects to attempt to cure and Seller fails to cure such Title Defect within the Cure Period:

(a) if such Title Defect is not of a nature that would prevent Purchaser from receiving the full Net Revenue Interest share of proceeds of production for a particular Scheduled Property as such interest is set forth on Exhibit A-2, Seller shall have the right, but not the obligation, to elect to indemnify Purchaser against all Losses resulting from such Title Defect pursuant to an indemnity agreement in a form mutually agreeable to the Parties, in which event the Purchase Price shall not be reduced and the affected Title Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to such Title Defect; or

(b) if Section 4.4(a) above is not applicable, the affected Title Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to the Title Defect and the Purchase Price shall be reduced by the Title Defect Amount of such Title Defect Property as determined in accordance with Section 4.5 below.

Except for Purchaser’s (i) rights under the special warranty of Defensible Title to the Scheduled Properties contained in Section 4.2(b) and in the Assignment and the Deed and (ii) rights to terminate this Agreement pursuant to Section 15.1(d), the provisions set forth in this Section 4.4 shall be the sole and exclusive right and remedy of Purchaser with respect to any Title Defect or any other title matter with respect to any Asset and Purchaser hereby waives all other rights and remedies for Title Defects.

Section 4.5 Title Defect Amounts. Subject to the other provisions of this ARTICLE IV, the amount by which the Purchase Price may be adjusted due to the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following:

(a) if the Title Defect results in complete failure of title to a Title Defect Property with the effect that Seller has no ownership interest in that Title Defect Property to which an individual Allocated Value is assigned, then the Purchase Price shall be decreased by the Allocated Value for that Title Defect Property;

(b) if the Title Defect is a decrease in Seller’s Net Revenue Interest in a Title Defect Property from the Net Revenue Interest set forth in Exhibit A-2 for such Title Defect Property, and for which there is not a corresponding change in Seller’s Working Interest for such Title Defect Property, then the Title Defect Amount shall be equal to the product of the Allocated Value of that Title Defect Property multiplied by a fraction, the numerator of which is the amount of Net Revenue Interest set forth in Exhibit A-2 for that Title Defect Property, less the actual amount of Seller’s Net Revenue Interest for such Title Defect Property and the denominator of which is the Net Revenue Interest set forth in Exhibit A-2, as applicable, for that Title Defect Property;

(c) if the Title Defect is a lien, Encumbrance or other charge on the Assets that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect (but never more than the Allocated Value of the affected Title Defect Property);

(d) if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(e) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, then the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(f) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or Losses included in another Title Defect Amount hereunder;

(g) if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(h) notwithstanding anything to the contrary herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.6 Title Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller pursuant to this ARTICLE IV for any individual Title Defect for which the Title Defect Amount does not exceed Two Million Dollars ($2,000,000) (the “Individual Title Defect Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller pursuant to this ARTICLE IV for any Title Defect that exceeds the Individual Title Defect Threshold unless the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller) exceeds Ten Million

Dollars ($10,000,000) (the “Aggregate Title Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Title Defect Deductible. For the avoidance of doubt, if Seller elects to indemnify Purchaser with respect to any Title Defect pursuant to the remedy set forth in Section 4.4(a), then, after such election, the Title Defect Amount relating to such Assets for which Seller has provided an indemnity to Purchaser will not be counted towards the Aggregate Title Defect Deductible or for purposes of Section 8.4 and Section 9.4.

Section 4.7 Title Benefits. If Seller’s ownership of any Scheduled Property entitles Seller to a larger Net Revenue Interest (without a greater than proportionate increase in Seller’s Working Interest in such Scheduled Property) or a smaller Working Interest (without causing a proportionate or greater than proportionate decrease in Seller’s Net Revenue Interest in such Scheduled Property) than that set forth on Exhibit A-2, (a “Title Benefit”), then Seller shall notify Purchaser of such alleged Title Benefit in writing on or before the Defect Notice Date, describing in such notice with reasonable detail each alleged Title Benefit so discovered, a reasonable estimate of the value attributable to the applicable Title Benefit, and providing the other types of information described in subsections (b) through (e) of Section 4.3 with respect to such alleged Title Benefit mutatis mutandis. Purchaser shall also promptly furnish Seller with written notice of any Title Benefit that is discovered prior to the Defect Notice Date by any of Purchaser’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Purchaser’s due diligence with respect to the Assets. The amount of any such Title Benefit (each, a “Title Benefit Amount”), shall be determined in the same manner as provided in Section 4.5 with respect to Title Defects, in each case taking into account the Individual Title Defect Threshold (but not the Aggregate Title Defect Deductible). From and after Closing, Seller shall be deemed to have waived, and neither Party shall have any Losses for, any Title Benefit that has not been asserted pursuant to the provisions of this Section 4.7. Any dispute relating to the existence, nature, or Title Benefit Amount shall be resolved pursuant to Section 17.5.

Section 4.8 Consents to Assign.

(a) If the Parties are unable to obtain all Required Consents prior to Closing (other than Customary Post-Closing Consents), then Seller may, by written notice to Purchaser, elect to either:

(i) delay Closing as to any or all of the Assets, with no charge to either Party for the delay;

(ii) with Purchaser’s written consent, close without such Required Consents (except for those consents required under the HSR Act);

(iii) with Purchaser’s written consent, remove the affected Assets from this Agreement and adjust the Purchase Price by the Allocated Value of that Asset.

(b) If, prior to Closing, the Parties fail to obtain a consent to assign and such consent to assign is not a Required Consent, then the Assets subject to such un-obtained consent shall be assigned by Seller to Purchaser at Closing as part of the Assets and Purchaser shall have no claim against Seller. Purchaser hereby releases and indemnifies the Seller Group from any Losses relating to the failure to obtain such consent, and Purchaser shall be solely responsible for any and all Losses arising from the failure to obtain such consent.

Section 4.9 Environmental Assessment.

(a) Prior to the Defect Notice Date, and upon reasonable prior notice to Seller (and notice and consent of the operator(s) of any of the Assets not operated by Seller or its Affiliates, which consent, from and after the Execution Date, Seller shall use commercially reasonable efforts to obtain), and subject to the other provisions of this Section 4.9 and the indemnity provisions of Section 7.5 below, Purchaser and Purchaser’s Representatives shall have the right to enter upon the Assets, inspect the same and conduct such non-intrusive tests, examinations, investigations and studies as may be necessary or appropriate to assess the environmental condition of the Assets, provided that such access does not unreasonably interfere with the ownership or operation of the Assets (“Purchaser’s

Environmental Assessment”). Any such entry onto the Assets is subject to all third-party restrictions, if any, and to Seller’s safety, health and environmental policies and procedures of which Purchaser has received written copies reasonably in advance of such entry onto the Assets, including drug, alcohol and firearms restrictions, and shall be at Purchaser’s sole risk and expense. Purchaser shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller and all third party operators, as applicable, to minimize any unreasonable inconvenience to or interruption of the conduct of business by Seller or any such third party operator.

(b) Except as expressly provided in this Section 4.9, Purchaser’s Environmental Assessment shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice E1527 – 13 for Environmental Site Assessments: Phase I Environmental Site Assessment Process and a review of compliance with Environmental Laws (each, a “Site Assessment”). In the event that Purchaser’s Site Assessment identifies actual “recognized environmental conditions” with respect to any such Scheduled Property, then Purchaser may request in writing Seller’s permission to conduct Phase II Environmental Assessments to further assess such conditions (each a “Phase II Request”). Each Phase II Request will state with reasonable specificity (i) the actual “recognized environmental condition(s)” identified, (ii) the proposed scope of the Phase II Environmental Assessment and Phase II Environmental Assessment plan, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities; and (iii) the Asset (or portion thereof) affected by actual the “recognized environmental condition(s).” Seller may, in its sole discretion, approve said Phase II Environmental Assessment plan, in whole or in part, and Purchaser shall not have the right to conduct any activities set forth in such Phase II Environmental Assessment plan until such time that Seller has approved such plan in writing or has otherwise provided permission in writing to Purchaser. If said Phase II Request is consented to by Seller, Seller shall have the right to have its representatives witness all on-site activities set forth in the applicable Phase II Environmental Assessment plan and split any samples collected in connection therewith. If prior to the Defect Notice Date, Seller does not provide its full consent to any Phase II Request delivered in accordance with the above terms within ten (10) Business Days of Purchaser’s delivery of the applicable Phase II Request, Purchaser may elect to submit the actual “recognized environmental condition(s)” identified in the Site Assessment as the basis of an Environmental Defect pursuant to Section 4.10. Seller may, in its sole discretion, elect to accept the actual “recognized environmental conditions” identified in the Site Assessment as an Environmental Defect pursuant to Section 4.10 or terminate this Agreement. Any Site Assessment and/or Phase II Environmental Assessment will be (1) at Purchaser’s sole cost and expense; (2) performed by a qualified engineering professional and/or drilling contractor appropriately licensed and experienced in such work; (3) pre-approved by Seller; and (4) subject to all site safety and safe drilling protocols required by Seller.

(c) In conducting any assessment or inspection of the Assets, Purchaser shall not operate any equipment or (except with the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and any third party operator’s consent) conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for hazardous substances or NORM) that are outside the scope of any Phase II Environmental Assessment plan approved by Seller. If, subject to the terms of this Section 4.9, Purchaser takes samples then Seller shall have the right to require a splitting of each such sample for Seller’s own testing.

(d) Seller or Seller’s designee shall have the right to be present during any stage of any inspection or assessment by Purchaser on the Assets. All visits to the Assets on Purchaser’s behalf will be scheduled during normal business hours, subject to Purchaser providing Seller at least five (5) Business Days’ written notice of the locations that it wishes to visit and the proposed times and further subject to Seller’s right to delay such visit for safety or operational reasons. Entry onto the Assets and facilities will be subject to third-party restrictions, if any, and to Seller’s safety, security, industrial hygiene, and drug and alcohol requirements and at Purchaser’s sole risk and expense. Each representative of

Purchaser shall, if requested by Seller, execute Seller’s standard-form release and waiver for individuals visiting Assets sites; provided, however that any release and waiver shall be subject to Section 7.5 of this Agreement.

(e) During all periods prior to Closing that Purchaser or Purchaser’s Representatives (including Purchaser’s environmental consulting or engineering firm) are on the Assets, Purchaser shall maintain, at its sole cost and expense, and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Purchaser hereunder will be primary insurance. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets.

(f) Within five (5) Business Days of Purchaser’s receipt (if performed by a third party) or completion thereof (if performed by Purchaser), Purchaser shall deliver to Seller copies of all draft reports, results, data and analyses of Purchaser’s Environmental Assessment. Seller shall have no confidentiality obligation with regard to such information so provided and Seller shall not be deemed (by Seller’s receipt of said documents or otherwise) to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(g) Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets (including the real property and other assets associated therewith) resulting from Purchaser’s due diligence investigation in order to restore the Assets (including the real property and other assets associated therewith) to at least the approximate same condition than they were prior to commencement of Purchaser’s due diligence investigation, and (ii) remove all equipment, tools or other property brought onto the Assets in connection with such due diligence investigation. Any disturbance to the Assets (including the real property and other assets associated therewith) resulting from the due diligence investigation conducted by or on behalf of Purchaser will be promptly corrected by Purchaser.

Section 4.10 Environmental Defect Notice. If Purchaser determines, as a result of Purchaser’s Environmental Assessment or otherwise that there exists an Environmental Defect, Purchaser shall notify Seller thereof in writing as soon as practicable after Purchaser has Knowledge thereof, but in any event prior to the Defect Notice Date (each an “Environmental Defect Notice”). Without limiting Purchaser’s rights to terminate this Agreement pursuant to Section 15.1(d), for all purposes of this Agreement and notwithstanding anything herein to the contrary, Purchaser shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect that Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Notice Date. To be effective, each Environmental Defect Notice shall include: (a) a detailed description of the alleged Environmental Defect, (b) the Well or other Asset affected by such Environmental Defect (each an “Environmental Defect Property”), (c) the Allocated Value of such Environmental Defect Property, (d) supporting documents reasonably necessary for Seller to verify the existence of the asserted Environmental Defect, (e) the specific Environmental Law that is applicable to the Environmental Defect and the violation of such Environmental Law, (f) Purchaser’s good faith estimate of the Remediation Amount, and (g) a description the Remediation of the alleged Environmental Defect anticipated by Purchaser. Purchaser’s calculation of the Remediation Amount included in the Environmental Defect Notice for any alleged Environmental Defect must describe in reasonable detail the Remediation proposed for such Environmental Defect and identify all assumptions used by Purchaser in calculating the Remediation Amount with respect thereto, including any standards that Purchaser asserts must be met to comply with Environmental Laws. Seller shall have the right but not the obligation to attempt to Remediate any Environmental Defect Property and, if Seller so elects, then Seller shall have until the end of the Cure Period to Remediate, at Seller’s cost, the Environmental Defect. No adjustment to the Purchase Price will be made at Closing for any Environmental Defect that Seller elects to Remediate pursuant to this Section 4.10 and such affected Environmental Defect Property shall be assigned to Purchaser. If such Environmental Defect Property has not been Remediated at the end of the Cure Period, then an adjustment to the Purchase Price in an amount equal to the applicable Remediation Amount will be made as part of the Final Settlement Statement. Any dispute relating to the existence, nature, Remediation Amount, or whether and to what extent an Environmental Defect has been Remediated shall be resolved pursuant to Section 17.5.

Section 4.11 Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto and subject to the Individual Environmental Defect Threshold and the Aggregate Environmental Defect Deductible, with respect to any Environmental Defect asserted by Purchaser that (i) Seller does not elect to attempt to Remediate or (ii) Seller elects to attempt to Remediate and fails to Remediate within the Cure Period:

(a) at or prior to the Closing, Seller shall have the right, but not the obligation, to elect to exclude the Asset subject to the Environmental Defect from the transactions contemplated hereby, in which event such Asset and all Assets directly relating thereto (but only to the extent relating thereto) shall be excluded from the transactions contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such Asset and related Assets; or

(b) if Section 4.11(a) above is not applicable, the affected Environmental Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to the Environmental Defect, and the Purchase Price shall be reduced by an amount equal to the Remediation Amount for the affected Environmental Defect Property.

Except for Purchaser’s rights to terminate this Agreement pursuant to Section 15.1(d), the provisions set forth in this Section 4.11 shall be the exclusive right and remedy of Purchaser with respect to any Environmental Defect or the environmental condition of any Asset and Purchaser hereby waives all other rights and remedies for Environmental Defects.

Section 4.12 Environmental Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller pursuant to this ARTICLE IV for any individual Environmental Defect for which the Remediation Amount does not exceed Two Million Dollars ($2,000,000) (the “Individual Environmental Defect Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller pursuant to this ARTICLE IV for any Environmental Defect that exceeds the Individual Environmental Defect Threshold unless the sum of all Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Seller) exceeds Ten Million Dollars ($10,000,000) (the “Aggregate Environmental Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of such Aggregate Environmental Defect Deductible. For the avoidance of doubt, if Seller elects to exclude an Asset affected by an Environmental Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 4.11(a), then, after such election, the Remediation Amount for such Environmental Defect and related Purchase Price adjustment relating to such Excluded Assets to Purchaser will not be counted towards the Aggregate Environmental Defect Deductible but will be counted for purposes of Section 8.4 and Section 9.4.

Section 4.13 Casualty and Condemnation. If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire, hurricanes, storms, winds, damage, or other severe weather events or other casualty, or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), the Parties shall, subject to the other terms and conditions of this Agreement, nevertheless proceed to Closing (unless otherwise provided in Section 8.4 or Section 9.4) and with respect to any such Casualty Loss in excess of Twenty Million Dollars ($20,000,000), the Purchase Price shall be reduced by the amount that the Parties agree (acting reasonably and in good faith, and if the Parties cannot agree, the amount finally determined by an independent arbitrator pursuant to Section 17.5) would be reasonably required to repair or replace the affected Assets to the condition of such Assets prior to the occurrence of such Casualty Loss;

provided, however, that any reduction in Purchase Price attributable to a Casualty Loss to the 901/903 Assets and/or PPC Shares shall not exceed Eight Million Five Hundred Thirty Nine Thousand Three Hundred and Two Dollars ($8,539,302) (the “Casualty Loss Amount”). In each case, Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to such Casualty Loss.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller represents and warrants to Purchaser as of the Execution Date and as of the Closing Date as follows (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except that where a representation or warranty is expressly ascribed to EMC or MPPC (as the case may be), such representation and warranty shall only be made by EMC or MPPC, as indicated:

Section 5.1 Organization, Existence and Qualification. Seller is an entity duly formed and validly existing and in good standing and has all requisite power and authority to own and operate the Assets and to carry on its business with respect thereto as currently conducted. Seller is duly licensed or qualified to do business in all jurisdictions in which the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.2 Authority, Approval and Enforceability. Seller has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Seller and the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement have been, and the Transaction Documents to which Seller is a party will be at Closing, duly and validly authorized and approved by all necessary action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.3 No Conflicts. Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated hereby, the execution, delivery and performance of this Agreement, and the Transaction Documents to be delivered by Seller at Closing, and the consummation by Seller of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Seller, (b) violate, or result in the creation of any Encumbrance under, any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (d) violate any Law applicable to Seller relating to the Assets, except in the case of subsection (b), (c) or (d) where such violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Asset Taxes. To Seller’s Knowledge, except as set forth on Schedule 5.4, (a) all Tax Returns relating to or prepared in connection with material Asset Taxes that are required to be filed by Seller have been timely filed and all such Tax Returns prepared by the Seller are correct and complete in all material respects and, (b) all material Asset Taxes that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Asset Taxes, or, in either case, such Asset Taxes are currently being contested in good faith by Seller.

Section 5.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

Section 5.6 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.7 Brokers. Neither Seller nor any of its Affiliates has incurred any obligation or liability for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Purchaser or any of its Affiliates will be liable or have any responsibility.

Section 5.8 Litigation. Except as set forth in Schedule 5.8, there is no suit, action or litigation by or before any governmental authority, and no arbitration proceedings, (in each case) pending and served on Seller, or, to Seller’s Knowledge, threatened in writing, against Seller (in each case) with respect to the Assets.

Section 5.9 Payment of Royalties. To Seller’s Knowledge, Seller has in all material respects properly and timely paid, or caused to be paid, all royalties, overriding royalties, net profits interests, production payments and other similar burdens measured by or payable out of production of Hydrocarbons due with respect the Assets.

Section 5.10 Required Consents. Except as set forth on Schedule 5.10, there are no Required Consents which may be applicable to the sale of the Assets as contemplated by this Agreement.

Section 5.11 Transferred Shares.

(a) EMC represents and warrants with respect to POPCO:

(i) POPCO is a corporation duly formed, validly existing and in good standing under the Laws of the State of California. POPCO has all requisite power and authority to own and operate its property and to carry on its business with respect thereto. POPCO is duly licensed or qualified to do business in all jurisdictions in which it operates. The POPCO Shares constitute the whole of the allotted and issued share capital of POPCO and are duly authorized, validly issued, fully paid and nonassessable and free from all Encumbrances or commitments to create any Encumbrances (other than Permitted Encumbrances);

(ii) EMC is the sole legal and beneficial owner of the POPCO Shares and is entitled to transfer and assign full legal and beneficial ownership of the POPCO Shares on the terms set out in this Agreement, and no Person has the right to call for the allotment, conversion, issue, sale, or transfer of any share or loan capital, or any other security of any kind giving rise to a right over the capital of POPCO;

(iii) There is no action, suit, investigation, or proceeding pending against, or to the Knowledge of Seller, threatened against or affecting it, before any court, arbitrator, governmental authority, or governmental official, which in any manner challenges or seeks to prevent, enjoin, or materially delay the transaction contemplated by this Agreement;

(iv) The information regarding POPCO set forth in Exhibit A-3 is true and accurate in all material respects;

(v) The copies of the memorandum and articles of association of POPCO, which have been disclosed to Purchaser, are true, accurate, and complete in all material respects;

(vi) POPCO does not own, directly or indirectly, any equity of any corporation, partnership, limited liability company, association, or other entity;

(vii) The accounts of each of POPCO have been prepared in accordance with applicable Law and GAAP accounting standards as of the Effective Time and of its profit or loss for the period then-ended;

(viii) Since the Effective Time, POPCO has:

1) operated its business in the ordinary course and so as to maintain itself as a going concern;

2) not acquired, disposed of, or created any Encumbrances, other than Permitted Encumbrances, over, or agreed to acquire, dispose of, or create any Encumbrances, other than Permitted Encumbrances, over, any material asset, other than materials, supplies, spare parts, equipment, or other tangible property in the ordinary course of business;

3) not entered into any Material Contracts or commitments, other than in the ordinary course of business; or

4) not incurred any Indebtedness that will remain outstanding following the Closing, other than Intercompany Balances to be addressed as provided in Section 3.5; and

(ix) POPCO does not currently have any employees. To Seller’s Knowledge, there are no employee benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974) under which POPCO has or in the future could have directly, or indirectly through a commonly controlled entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any liability with respect to POPCO or such commonly controlled entity’s current or former employees.

(b) MPPC represents and warrants with respect to PPC:

(i) PPC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. PPC has all requisite power and authority to own and operate its property and to carry on its business with respect thereto. PPC is duly licensed or qualified to do business in all jurisdictions in which it operates. The PPC Shares constitute the whole of the allotted and issued share capital of PPC and are duly authorized, validly issued, fully paid and nonassessable and free from all Encumbrances or commitments to create any Encumbrances (other than Permitted Encumbrances);

(ii) MPPC is the sole legal and beneficial owner of the PPC Shares and is entitled to transfer and assign full legal and beneficial ownership of the PPC Shares on the terms set out in this Agreement, and no Person has the right to call for the allotment, conversion, issue, sale, or transfer of any share or loan capital, or any other security of any kind giving rise to a right over the capital of PPC;

(iii) The copies of the memorandum and articles of association of PPC, which have been disclosed to Purchaser, are true, accurate, and complete in all material respects;

(iv) The information regarding PPC set forth in Exhibit A-4 is true and accurate in all material respects;

(v) PPC does not own, directly or indirectly, any equity of any corporation, partnership, limited liability company, association, or other entity;

(vi) PPC does not currently have any employees. To Seller’s Knowledge, there are no employee benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974) under which PPC has or in the future could have directly, or indirectly through a commonly controlled entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any liability with respect to PPC or such commonly controlled entity’s current or former employees; and

(vii) Since the Effective Time, PPC has:

1) operated its business in the ordinary course and so as to maintain itself as a going concern; and

2) not incurred any Indebtedness that will remain outstanding following the Closing, other than Intercompany Balances to be addressed as provided in Section 3.5.

Section 5.12 Material Contracts.

(a) Schedule 5.12(a) contains a complete and accurate list of all Material Contracts.

(b) Except as set forth in Schedule 5.12(b), there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default under any Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. The Material Contracts are, to Seller’s Knowledge, in full force and effect, and Seller has not given or received a written notice of any action to terminate, rescind, procure a judicial reformation of, or amend any of the Material Contracts in a manner materially adverse to Seller’s interests thereunder. Prior to the Execution Date, Seller has made available to Purchaser true, correct and complete copies of all Material Contracts (including any and all amendments thereto).

Section 5.13 Imbalances. Schedule 5.13 sets forth Imbalances associated with the Assets as of the dates set forth on such Schedule.

Section 5.14 Suspense Funds. Schedule 5.14 sets forth, as of the dates set forth on such Schedule, all funds held in suspense by Seller or its Affiliates that are attributable to the Assets.

Section 5.15 Current Commitments. Except as set forth on Schedule 5.15, as of the Execution Date, there are no outstanding AFEs or other commitments for capital expenditures which are binding on any of the Assets, the cost of which exceeds One Million Dollars ($1,000,000).

Section 5.16 Compliance with Laws. Except for matters with respect to Environmental Laws (which are addressed exclusively in Section 5.17) each of Seller and its Affiliates has complied and is in compliance, in all material respects, with any and all applicable Laws with respect to its ownership, use and operation of the Assets.

Section 5.17 Environmental Matters. To Seller’s Knowledge and except as set forth on Schedule 5.17:

(a) Seller is not subject to any order with any governmental authority based on any Environmental Law (which, for clarification, does not include any terms or conditions of any Permits) that relates to the current or future use of any of the Assets or that requires any change in the present condition of the Assets; and

(b) Seller has made available to Purchaser all written notices received by Seller from governmental authorities within the two (2) years preceding the Execution Date, and all material reports and studies in response to such governmental notices, in each case, specifically addressing environmental matters related to Seller’s ownership of the Assets and in Seller’s possession.

Section 5.18 Preferential Rights. There are no preferential purchase rights, rights of first refusal, or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated in this Agreement.

Section 5.19 Leases. Except as set forth on Schedule 5.19, to Seller’s Knowledge, (a) there are no written requests or written notices or demands from BOEM or BSEE that have been received by Seller or any of its Affiliates alleging (i) that any payment required under the Leases has not been paid or Seller or any of its Affiliates has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable, and (b) neither Seller nor any Affiliate of Seller has received from BOEM or BSEE any written notice stating (i) a basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred which constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.

Section 5.20 Credit Support. Schedule 5.20 sets forth all bonds, guarantees, letters of credit, and other credit support posted, provided, or maintained by or on behalf of Seller, POPCO or PPC with respect to the Assets.

Notwithstanding the foregoing, to the extent that Seller has made any representations or warranties in this ARTICLE V in connection with matters relating to any Assets not operated by Seller, each and every such representation and warranty shall be deemed to be qualified by the phrase “To Seller’s Knowledge” to the extent such individual representations or warranties does not already contain such qualification.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) as follows:

Section 6.1 Organization, Existence and Qualification. Purchaser is a corporation duly formed and validly existing under the Laws of the State of Texas and in good standing under the Laws of the State of Texas. Purchaser has all requisite power and authority to own and operate its property (including its ownership interests in the Assets following Closing) and to carry on its business with respect thereto. Purchaser is duly licensed or qualified to do business in all jurisdictions in which the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

Section 6.2 BOEM Qualification. Purchaser will be as of Closing, properly registered or qualified with the California Secretary of State to carry on its business in the State of California and duly qualified and registered with the Bureau of Ocean Energy Management (the “BOEM”) to own and operate oil and gas leases and rights of way on the OCS, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder. Purchaser’s California OCS Number with the BOEM is 3679. To the extent required by the applicable state and federal government, Purchaser currently has, or will have at Closing, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of the Leases and has filed any and all required reports necessary for such operations with all governmental authorities having jurisdiction over such operations.

Section 6.3 Authority, Approval and Enforceability. Purchaser has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Purchaser and the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement have been, and the Transaction Documents to which Purchaser is a party will be at Closing, duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement is, and the Transaction Documents to which Purchaser is a party when executed and delivered by Purchaser will be, the valid and binding obligation of Purchaser and enforceable against Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.4 No Conflicts. Assuming compliance with the HSR Act, if applicable, the execution, delivery and performance of this Agreement, and the Transaction Documents to be delivered by Purchaser at Closing, by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not (a) conflict with or violate any provision of the organizational documents of Purchaser, (b) conflict with, violate or result in the creation of any Encumbrance or breach under any material agreement or instrument to which Purchaser is a party or by which its assets are subject, (c) violate any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser, except in the case of subsection (b), (c) or (d) where such violation would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Agreement and perform its obligations hereunder.

Section 6.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Purchaser’s Knowledge, threatened in writing against Purchaser or any of its Affiliates.

Section 6.6 Brokers. Neither Purchaser nor any of its Affiliates has incurred any obligation or liability for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Seller or any of its Affiliates will be liable or have any responsibility.

Section 6.7 Consents. Except for compliance with the HSR Act, if applicable, and for Customary Post-Closing Consents, there are no requirements for consents or approvals from third parties in connection with the consummation by Purchaser of the transactions contemplated by this Agreement.

Section 6.8 No Distribution. Purchaser is acquiring the Assets for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933, as amended (and the rules and regulations pertaining thereto), or in violation of any other applicable securities Laws.

Section 6.9 Knowledge and Experience. Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. Purchaser is not a “consumer” as defined in California Civil Code, Division 3, Part 4, Title 4, Title 1.5, § 1761 or within the meaning of any other similar Law or regulation. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has solely relied (a) on the representations and warranties of Seller set forth in ARTICLE V and (b) on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller. Purchaser hereby acknowledges that, other than the representations and warranties made by Seller in ARTICLE V and the special warranty of Defensible Title with respect to the Scheduled Properties, neither Seller nor any representatives, consultants or advisors of Seller or its Affiliates will make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the Assets. Purchaser has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements of the Assets. Purchaser is able to bear the risks of the acquisition of the Assets, and assumption of the obligations, in accordance with and as set forth in this Agreement, and understands the risks of, and other considerations relating to, a purchase of the Assets. Purchaser has no Knowledge of any fact that results in the breach of any representations, warranty or covenant of Seller made hereunder.

Section 6.10 Regulatory. No later than five (5) Business Days prior to the Scheduled Closing Date and continually thereafter Purchaser shall be qualified to own and assume operatorship of oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Purchaser shall, as of the Scheduled Closing Date, (a) hold all lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and (b) have filed any and all required reports necessary for such ownership and operation with all governmental authorities having jurisdiction over such ownership and operation.

Section 6.11 Funds. Subject to consummation of the Financing Transaction, Purchaser has or will have access to funds to restart and operate the Assets.

Section 6.12 No Prior Liens or Financial Commitments Affecting the Assets. Purchaser has not entered into any prior financial commitments or lending agreements with regard to this Agreement, the transaction contemplated by this Agreement or the Assets that attach to or otherwise encumber the Assets or otherwise impede, limit or prohibit Seller’s first lien priority, security interest and lien in and to the Assets.

ARTICLE VII

PRE-CLOSING COVENANTS OF THE PARTIES

Section 7.1 Operations. For the purposes of Section 7.1(a), Section 7.1(b)(iv), Section 7.1(b)(vi), and Section 7.1(c), PPC and the 901/903 Pipeline shall be excluded.

(a) Except (x) for the operations covered by the AFEs listed on Schedule 5.15, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall (and shall use reasonable efforts to cause POPCO to), during the Interim Period:

(i) operate or, use its commercially reasonable efforts to cause to be operated, the Assets in the usual, regular and ordinary manner consistent with past practice, subject to (A) Seller’s right to comply with the terms of the Leases, Existing Contracts, applicable Laws and requirements of governmental authorities and (B) interruptions resulting from force majeure, mechanical breakdown and planned maintenance;

(ii) maintain all Scheduled Bonds;

(iii) notify Purchaser if any Lease terminates promptly upon learning of such termination; and

(iv) maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the past practices of Seller.

(b) Except (w) as set forth in Schedule 7.1(b), (x) for the operations covered by the AFEs listed, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), EMC shall not (and shall use reasonable efforts to cause POPCO not to) and MPPC shall not (and shall use reasonable efforts to cause PPC (except for Section 7.1(b)(iv) and Section 7.1(b)(vi)) not to), during the Interim Period:

(i) terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, extend or surrender any rights under any Lease or Right-of-Way; provided that Seller shall be permitted to amend any Lease to increase its pooling authority;

(ii) transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(iii) create any lien on any of the Assets other than those arising in the ordinary course of operations and maintenance;

(iv) other than with respect to matters described in Schedule 5.8, institute, waive, compromise or settle any material claim with respect to the Assets;

(v) (a) except in the course of ordinary business, enter into any contract that would constitute a Material Contract, or (b) terminate, materially amend, surrender any rights under any Material Contract;

(vi) other than operations undertaken to perpetuate the Assets, not propose any operation with respect to the Assets, the cost of which exceeds One Million Dollars ($1,000,000);

(vii) grant any Person any right to, or interest in, the Assets; or

(viii) take any affirmative action to release or relinquish a material Permit that is valid and in effect as of the Execution Date; provided, however, that Seller shall not be required to maintain any

Permit that expires or terminates in accordance with its terms, or pursuant to applicable Law, regulation or governmental order. Notwithstanding anything in this Agreement to the contrary, Sellers shall have no obligation to obtain any permits or authorizations that may be required for Purchaser to operate the Assets (or any of them) and Purchaser acknowledges that it shall be solely responsible for obtaining such permits or authorizations.

(c) With respect to any AFE or similar expenditure that is estimated to cost in excess of Three Million Dollars ($3,000,000), Seller shall forward such AFE to Purchaser as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Purchaser agrees that it will timely respond to any written request for consent pursuant to this Section 7.1(c). In the event the Parties are unable to agree within ten (10) days (unless a shorter time, not to be less than twenty four (24) hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) of Purchaser’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Seller’s decision shall control and such operation shall be deemed to have been consented to by Purchaser.

Section 7.2 Performance Bonds. Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates relating to the Assets are transferable to Purchaser. Except with respect to any supplemental bonds required by the BOEM or other governmental authority (which are addressed in Section 11.13) that are identified on Schedule 5.20 on or before the Closing Date, Purchaser shall obtain replacements for all such bonds, letters of credit and guarantees to the extent such replacements are necessary for Purchaser’s ownership and/or operation of the Assets. Purchaser shall use commercially reasonable efforts to assist Seller in its efforts to cause the cancellation or return of the bonds, letters of credit and guarantees posted by Seller or its Affiliates with respect to the Assets. Notwithstanding the foregoing, but subject to Section 11.13, in the event that any counterparty to any Scheduled Bonds (including the BOEM or other governmental authority) does not release Seller or cancel the applicable Scheduled Bond as it relates to the Assets as of the Closing, then, from and after Closing, Purchaser shall indemnify Seller from and against any and all Losses asserted against, resulting from, imposed upon or incurred by Seller or any of its Affiliates as a result of, arising out of, or with respect to the Assets acquired by Purchaser under such Scheduled Bond until such time as a full release is obtained to the satisfaction of Seller.

Section 7.3 Transfers and Assignments; Reassignment.

(a) Purchaser shall be responsible for obtaining, at its cost and expense, and shall use its reasonable efforts to obtain (with Seller’s commercially reasonable assistance), all other Required Consents and Customary Post-Closing Consents, including but not limited to approval for transfer of interests in the Leases and federal OCS rights-of-way and rights-of-use for the Leases, federal OCS rights-of-way and rights-of-use, and the Units. Purchaser will (with Seller’s commercially reasonable assistance) prepare and submit these instruments to the applicable governmental authority promptly after Closing, but in no event later than five (5) Business Days after Closing.

(b) If any governmental authority having a right to approve or reject assignment of any Lease by Seller to Purchaser in order for title to transfer affirmatively rejects the assignment because Purchaser does not meet the conditions imposed for approval of the assignment, after Seller and Purchaser have both made a good faith effort (provided, however, that Seller shall not be required to incur any cost) to obtain such approval, then Seller may, after the first (1st) anniversary of the Closing Date, require reassignment of the Assets.

(c) If Purchaser fails to Restart Production from the Leases within a period of four (4) years from and after the Effective Time (the “Restart Failure Date”), then for a period of one hundred and eighty (180) days from the Restart Failure Date, Seller shall have the exclusive right, but not the obligation, to require Purchaser to reassign the Assets and any other rights conveyed under this Agreement to Seller or its designated representative, free and clear of all Encumbrances other than Seller’s security interests, upon written demand, without reimbursement of any Purchaser costs or expenditures (collectively with Seller’s reassignment option under Section 7.3(b), the “Reassignment Option”). If Purchaser acquires or has acquired any additional rights, assets or has developed additional improvements, records or benefits arising out of or related to the Assets between the Closing and the Restart Failure Date, on Seller’s request, such rights, assets, improvements, records, or benefits shall also be assigned and delivered to Seller together with the reassignment of the Assets.

(d) If the Reassignment Option is exercised, Purchaser shall obtain any requisite approvals for the reassignment of the Assets at its sole cost and expense.

(e) From the Closing until the Restart Failure Date, Purchaser shall maintain the Assets free and clear of all Encumbrances, except those which would qualify under the definition of Permitted Encumbrances, and shall continue to comply with all covenants in this Agreement relating to the ownership and operation of the Assets.

(f) Upon reassignment due to the exercise of the Reassignment Option, Purchaser will promptly (but in any event within thirty (30) days) execute and deliver to Seller a reassignment by special warranty, substantially similar to the form of Assignment and Bill of Sale attached hereto as Exhibit R, and Deed substantially in the form of Exhibit S, but sufficient to place Seller in the same position it occupied prior to the assignment to Purchaser, less reasonable wear and tear. At Seller’s option, as an alternative to or in addition with Purchaser’s execution of reassignment documentation, (i) Seller may sign and deliver reassignment documents on behalf of Purchaser in accordance with the Power of Attorney, which shall contain, among other provisions, a relinquishment of operatorship to Seller or its designated assign and a relinquishment of any right, title or interest in any Asset. Purchaser’s Assumed Obligations shall apply to the reassigned Assets for the period of Purchaser’s ownership and shall be re-stated in the reassignment instruments, and (ii) Seller will deliver to Purchaser a release of the Senior Secured Term Loan Agreement and a release and termination of the Collateral Documents and all obligations thereunder shall terminate (other than obligations that expressly survive by their terms).

(g) After reassignment of the Assets in accordance with this Section 7.3, and subject to Purchaser’s Assumed Obligations for the period of Purchaser’s ownership, Seller shall cause the P&A Financial Security to be released.

(h) It is the intent of the Parties that if the Reassignment Option is exercised by Seller, Purchaser shall be deemed to have reassigned any and all rights or equitable interest it may have acquired in or to the Assets under this Agreement. The Parties agree and acknowledge that the Reassignment Option is an integral part of the consideration to Seller under this Agreement and that such option is not a penalty, but rather a reasonable remedy in light of the exposure of Purchaser at the time such remedy can be invoked, the potential risks and substantial Losses to be incurred by Seller upon the failure of the Restart Failure Date, and Seller’s need to promptly pursue other option with respect to the Assets.

Section 7.4 Amendment of Schedules. Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in ARTICLE VIII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 7.5 Indemnity Regarding Access. Purchaser hereby agrees to defend, indemnify and holds harmless Seller as operator of the Assets and the Seller Group from and against any and all Losses arising out of, resulting from or relating to, any field visit, environmental property assessment, or other due diligence activity conducted by Purchaser or any Purchaser’s Affiliates or Purchaser’s Representatives (including any environmental consultant or landman) with respect to the Assets, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER GROUP EXCEPTING ONLY IN THE CASE OF THIS SECTION 7.5 LOSSES ACTUALLY RESULTING ON THE ACCOUNT OF (I) THE DISCOVERY OF ANY EXISTING CONDITIONS PRESENT BY PURCHASER OR PURCHASER’S REPRESENTATIVES (AS OPPOSED TO ANY DAMAGES CAUSED BY OR ATTRIBUTABLE TO PURCHASER, PURCHASER’S AFFILIATE OR PURCHASER’S REPRESENTATIVES) ON THE ASSETS AS OF THE EFFECTIVE TIME, OR (II) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER GROUP. For the avoidance of doubt, this indemnity shall survive any termination of this Agreement, if applicable, and the Closing.

Section 7.6 First Lien Security to Seller.

(a) Purchaser shall grant to Seller (or its designee), and Seller (or its designee) shall have a first-priority lien and security interest on the Assets to secure Purchaser’s obligations under the Senior Secured Term Loan Agreement, and this Agreement, in each case as provided for in the Senior Secured Term Loan Agreement and Collateral Documents.

(b) At Closing, Purchaser shall execute and deliver the Senior Secured Term Loan Agreement and Collateral Documents.

(c) At Closing, if there is an entity that controls Purchaser (as the term “control” is used in the definition of “Affiliate”), Purchaser shall also deliver to Seller a guarantee, in agreed form, duly executed by Purchaser’s ultimate parent company, in relation to the prompt payment of any sum which Purchaser may become liable to pay, and the timely performance by Purchaser of all its obligations, under this Agreement and the Senior Secured Term Loan Agreement (the “Ultimate Parent Company Guarantee”). The exercise by Seller of the Ultimate Parent Company Guarantee shall be in addition to, and not in lieu of, any other rights and remedies Seller may have under Law or in equity for Purchaser’s failure to perform as provided herein, including but not limited to, Seller’s rights to exercise the P&A Financial Security.

(d) The provisions of this Section 7.6 are (i) binding on all successors and assigns of Purchaser with respect to any of the Assets and (ii) covenants running with the Assets. For the avoidance of doubt, in the event Purchaser sells, assigns or otherwise transfers less than all of the Wells to a transferee, the transferee shall be required to (A) satisfy the Senior Secured Term Loan Agreement and Collateral Documents (to the extent, and only to the extent such transfer occurs prior to the Actual Payment Date) and (B) obtain an Ultimate Parent Company Guarantee and P&A Financial Security in a form and manner reasonably acceptable to Seller as set forth herein with respect to such Assets so sold, assigned or otherwise transferred. Such transfer shall not relieve Purchaser’s obligation to maintain the Senior Secured Term Loan Agreement and Collateral Documents, its Ultimate Parent Company Guarantee and P&A Financial Security as to any Assets it retains.

Section 7.7 Reserved.

Section 7.8 HSR Filings.

(a) Each Party shall make all necessary filings for which it is responsible pursuant to the HSR Act and any other Law that requires a mandatory merger control filing with respect to the transaction covered by this Agreement, if applicable, within fifteen (15) Business Days of the Execution Date and shall supply promptly all additional information and documentary material requested by any government entity in connection with such filings or as otherwise required under the HSR Act or other applicable Law.

(b) Each Party shall be responsible for and shall timely pay all filing fees required of such Party in connection with HSR Act filings and any other antitrust, trade or competition Law filings required in any other jurisdiction.

(c) Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any governmental entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance, to the extent permitted by Law, any proposed communication by such Party to any governmental entity. No Party to this Agreement shall agree to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such governmental authority, gives the other Parties the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act.

(d) Purchaser shall use commercially reasonable efforts to avoid or eliminate any impediment under any antitrust, competition, or trade regulation Law that may be asserted by any governmental entity or any other Person with respect to the transaction contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the Scheduled Closing Date, including providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise) such portion of the Assets to be acquired by it under this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction or that would make the consummation of the transaction in accordance with the terms of this Agreement unlawful. In addition, Purchaser shall use commercially reasonable efforts to defend, through litigation on the merits, any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by Scheduled Closing Date.

(e) Purchaser shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any governmental entity in order to permit the transaction under this Agreement to be consummated prior to the Scheduled Closing Date. Purchaser agrees that, at any time in an investigation, if a governmental entity suggests or proffers a settlement of the investigation to permit the transactions contemplated by this Agreement to close, Purchaser shall promptly (and in any event within five (5) Business Days) communicate the terms of the offer to Seller. Purchaser, in its sole discretion, may accept or reject any settlement of the investigation proposed by any governmental entity, provided that Purchaser uses all commercially reasonable efforts to permit the transaction to be consummated prior to the Scheduled Closing Date.

(f) The Parties agree, pursuant to Section 8.5 and Section 9.5, that receipt of all required competition Law or merger control consents or clearances, or expiration of applicable waiting periods under or in connection with the HSR Act or any other applicable competition Laws, is a condition precedent to Closing. In the event that all such consents or clearances required under this Section 7.8 are not obtained, or any such waiting periods have not expired, prior to the Scheduled Closing Date, then subject to each Party’s Longstop Date termination rights under Section 15.1, the Closing Date will be extended until all such consents and clearances are received or all applicable waiting periods have expired.

Section 7.9 No Other Liens. Purchaser shall not (and Purchaser shall not allow its Affiliates, including POPCO and PPC, to) grant any lien, mortgage or other Encumbrance on the Assets until (i) the Senior Secured

Term Loan Agreement has been paid in full, (ii) Purchaser has provided the P&A Financial Security pursuant to Section 11.18, and (iii) the Collateral Documents have been released by Seller; provided that Purchaser shall be entitled to grant any such lien, mortgage or other Encumbrance so long as they are subordinate to the Senior Secured Term Loan Agreement and the Collateral Documents, and do not exceed in aggregate the Maximum Debt Threshold unless consented to by Seller.

Section 7.10 Audits and Filings.

(a) From Execution Date to Closing Date, EMC will use its commercially reasonable efforts to cause its Affiliates (excluding MPPC and PPC) and its and their respective managers, employees, agents and representatives to, cooperate with Purchaser, its Affiliates and their respective agents and representatives in connection with compliance with Purchaser’s and its Affiliates’ Tax, financial, or other reporting requirements and audits, including (i) any filings with any governmental authority and (ii) any filings that may be required by the U.S. Securities and Exchange Commission (the “Commission”), under securities Laws applicable to Purchaser or the Financing Party, including the filing by the Financing Party with the Commission of one or more registration statements to register any securities of the Financing Party under the Securities Act of 1933 (the “Securities Act”) or of any report required to be filed by the Financing Party under the Securities Exchange Act of 1934 (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (collectively, the “Filings”). Further, from and after the Execution Date to Closing Date, EMC will use its commercially reasonable efforts to cause its Affiliates (excluding MPPC and PPC) to, make available to Purchaser and its Affiliates and their agents and representatives any books, records, information and documents that are readily available and attributable to the Assets for the period of three (3) years prior to Effective Time through the day immediately preceding Effective Time, in EMC’s possession or control reasonably required by Purchaser, its Affiliates and their agents and representatives in order for Purchaser or the Financing Party to prepare at their own cost, if required, in connection with such Filings, financial statements relating to the Assets or to EMC or its Affiliates (excluding MPPC and PPC) meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Assets or otherwise relating to Seller or its Affiliates (excluding MPPC and PPC) required to complete any audit associated with such financial statements.

(b) Subject to Section 7.10(a), EMC will use its commercially reasonable efforts to cause its Affiliates (excluding MPPC and PPC) to, cooperate with the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements of the Assets prepared by the Purchaser, or its Affiliates and their agents and representatives, or their contracted accounting firm, for the Assets that Purchaser or the Financing Party requires to comply with the requirements of the Securities Laws or other Tax, financial or reporting requirements or in connection with the Filings. Such cooperation will include (i) reasonable access to Seller’s employees, representatives and any other agent of Seller who are responsible for preparing or maintaining the financial records for the Assets provided that support regarding such records is required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards. Purchaser will reimburse Seller, within ten (10) Business Days after demand in writing therefor and proof of payment, for any reasonable out-of-pocket costs incurred and paid by Seller or its Affiliates (excluding MPPC and PPC) in complying with the provisions of Section 7.10(a) and this Section 7.10(b). Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants, or agreements set forth in this Agreement or give Purchaser, its Affiliates, or any third Person any rights to which it is not entitled hereunder.

(c) For a period of two (2) years following the Closing, EMC will cause its Affiliates (excluding MPPC and PPC) to, retain books, records, information and documents in its or its Affiliates’ (excluding MPPC and PPC) possession that are necessary to prepare and audit financial statements with respect to the Assets, except to the extent copies thereof are transferred to Purchaser in connection with Section 12.3.

Section 7.11 No Liens or Financial Commitments Affecting the Assets. From Closing until the date (i) the Senior Secured Term Loan Agreement is paid in full; (ii) Purchaser has provided the P&A Financial Security pursuant to Section 11.18, and (iii) the Collateral Documents have been released, Purchaser shall not directly or indirectly enter into any financial commitments or lending agreements (and Purchaser shall not allow its Affiliates, including POPCO and PPC to undertake any such action) that attach to or otherwise encumber the Assets or otherwise impede, limit or prohibit Seller’s first lien priority security interest and lien in and to the Assets and the other assets of Purchaser; provided that Purchaser shall be entitled to enter into financial commitments or lending agreements that attach to or otherwise encumber the Assets so long as such commitments or agreements are subordinated to the Senior Secured Term Loan Agreement and the Collateral Documents, and do not exceed in aggregate the Maximum Debt Threshold unless consented to by Seller.

Section 7.12 Periodic Reporting. Purchaser shall use all commercially reasonable efforts to Restart Production. In connection with this process, Purchaser agrees to keep Seller reasonably apprised of the progress of its work, and any material developments or setbacks. In connection with such obligation, Purchaser shall provide Seller with quarterly written updates regarding the progress of the Restart Production, including the status of all material Permit negotiations, developments with Plains or other third party hydrocarbon transportation service providers, as well as other material contracts necessary to achieve Restart Production. If any material Permits are revoked or the relevant governmental authority indicates it is reasonably likely such Permit will not be granted before the Restart Failure Date, Purchaser shall promptly notify Seller in writing of such development. In addition to the foregoing, Purchaser will provide Seller copies of any official correspondence from governmental authorities relating to the issuance of requested permits for the Restart Production.

Section 7.13 Financing Transaction Reporting.

(a) Purchaser shall not amend or modify the terms or conditions of the Financing Transaction in any manner that would reasonably be expected to have a material adverse effect upon Seller.

(b) To the extent permitted by applicable Law, Purchaser shall advise Seller, reasonably promptly after Purchaser receives written notice thereof from the Financing Party, of (i) the time when the proxy statement of the Financing Party related to the Financing Transaction and/or the registration statement to register any securities of the Financing Party have become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the shares of the Financing Party for offering or sale in any jurisdiction, or (iii) the written threat of any proceeding to prevent the consummation of the Financing Transactions, or of any request by the Commission for the amendment or supplement of the foregoing proxy statement/registration statement or for additional information. To the extent permitted by applicable Law and reasonably promptly after Purchaser’s written receipt thereof from the Financing Party, Purchaser shall provide Seller with any comments or other communications, whether written or oral, that the Financing Party or its counsel may receive from time to time from the Commission or its staff with respect to the foregoing proxy statement/registration statement or offer documents promptly.

(c) Reasonably promptly after Purchaser receives notice thereof from the Financing Party, and in each case to the extent related to the Financing Transaction, Purchaser shall provide Seller with written notice of the following: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any subscription agreement between any Private Investment in Public Equity investor (“PIPE Investor”) that has executed an agreement for the subscription of equity in connection with the Financing Transaction in his, her or its capacity as a PIPE Investor (a “Subscription Agreement”) and the Financing Party, to the extent known to the Financing Party; or (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

Section 7.14 Continuing Qualifications. Following Closing, Purchaser shall continue to be, for so long as it owns the Assets, properly registered or qualified with the California Secretary of State to carry on its business in the State of California and duly qualified and registered with BOEM to own and operate oil and gas leases and rights of way on the OCS. Following Closing, to the extent required by the state and federal government, Purchaser will continue to maintain, so long as it owns the Assets, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of the Leases.

ARTICLE VIII

PURCHASER’S CONDITIONS TO CLOSING

The obligations of Purchaser to consummate the transactions provided for herein are subject to the fulfillment by Seller or, at the option of Purchaser, waiver by Purchaser, on or prior to Closing of each of the following conditions:

Section 8.1 Representations. Each of the representations and warranties of Seller set forth in ARTICLE V shall be true and correct in all material respects on and as of the Execution Date and as of the Closing Date, with the same force and as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

Section 8.2 Performance. Seller shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

Section 8.3 No Legal Proceedings. No suit, action, or other proceeding by any third party unaffiliated with Purchaser shall be pending by or before any governmental authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Section 8.4 Title Defects, Environmental Defects, Casualty Loss and Transfer Restrictions. The sum of (a) the Title Defect Amounts of all uncured Title Defects exceeding the Individual Title Defect Threshold and the Aggregate Title Defect Deductible, plus (b) all Remediation Amounts for uncured Environmental Defects (exceeding the Individual Environmental Defect Threshold and the Aggregate Environmental Defect Deductible), plus (c) the aggregate amount of all Casualty Loss Amounts, plus (d) the Allocated Value of any Asset excluded from the Assets to be conveyed to Purchaser pursuant to Section 4.8 or Section 4.11(a), minus (e) the aggregate Title Benefit Amounts of all Title Benefits (exceeding the Individual Title Defect Threshold and the Aggregate Title Defect Deductible), shall be less than Seventy-Five Million Dollars ($75,000,000).

Section 8.5 HSR. If applicable, (i) the waiting period under the HSR Act (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby shall have expired, (ii) notice of early termination shall have been received, or (iii) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable governmental authorities.

Section 8.6 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Purchaser the documents required to be delivered by Seller at Closing.

Section 8.7 Financing Transaction. The Financing Transaction shall have been consummated or shall be consummated concurrently with Closing.

Section 8.8 Senior Secured Term Loan Agreement. All conditions precedent set forth in the Senior Secured Term Loan Agreement shall have been satisfied in a manner acceptable to Purchaser or waived by Purchaser.

ARTICLE IX

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the fulfillment by Purchaser or, at the option of Seller, waiver by Seller on or prior to Closing of each of the following conditions:

Section 9.1 Representations. Each of the representations and warranties of Purchaser set forth in ARTICLE VI shall be true and correct in all material respects on and as of the Execution Date and Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

Section 9.2 Performance. Purchaser shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Purchaser is required prior to or at the Closing Date.

Section 9.3 No Legal Proceedings. No suit, action, or other proceeding by any third party unaffiliated with Seller shall be pending by or before any governmental authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Section 9.4 Title Defects, Environmental Defects, Casualty Loss and Transfer Restrictions. The sum of (a) the Title Defect Amounts of all uncured Title Defects (subject to the Individual Title Defect Threshold and the Aggregate Title Defect Deductible), plus (b) all Remediation Amounts for uncured Environmental Defects (subject to the Individual Environmental Defect Threshold and the Aggregate Environmental Defect Deductible), plus (c) the aggregate amount of all Casualty Loss Amounts, plus (d) the Allocated Value of any Asset excluded from the Assets to be conveyed to Purchaser pursuant to Section 4.8 or Section 4.11(a), minus (e) the aggregate Title Benefit Amounts of all Title Benefits (subject to the Individual Title Defect Threshold and the Aggregate Title Defect Deductible), shall be less than Seventy-Five Million Dollars ($75,000,000).

Section 9.5 HSR. If applicable (i) the waiting period under the HSR Act (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby shall have expired, (ii) notice of early termination shall have been received, or (iii) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable governmental authorities.

Section 9.6 Closing Deliverables. Purchaser shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Purchaser at Closing.

Section 9.7 Financing Transaction. The Financing Transaction shall have been consummated or shall be consummated concurrently with Closing.

Section 9.8 Net Tangible Assets. Purchaser shall have minimum net tangible assets of not less than Five Million and One Dollars ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after consummation of the Financing Transaction and the transactions contemplated by the Subscription Agreements.

Section 9.9 Minimum Available Cash. The amount of Available Cash shall not be less than the Minimum Cash Threshold.

Section 9.10 Senior Secured Term Loan Agreement. All conditions precedent set forth in the Senior Secured Term Loan Agreement shall have been satisfied in a manner acceptable to Seller or waived by Seller.

ARTICLE X

CLOSING

Section 10.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on February 1, 2024 (the “Scheduled Closing Date”), at Seller’s offices at 22777 Springwoods Village Parkway, Spring, Texas 77389; provided that (i) if agreed to in writing by all Parties, Closing shall occur on a date prior to the Scheduled Closing Date, if all of the conditions to Closing have been satisfied (or waived) prior to such date (except those conditions that can only be satisfied upon Closing) and (ii) if not all of the conditions to that Closing are satisfied (or waived) as of the Scheduled Closing Date, then Closing shall be held three (3) Business Days after all such conditions have been satisfied or waived, or such other date as the Parties may mutually agree in writing, but in no event later than February 29, 2024 (the “Longstop Date”).

Section 10.2 Calculation of Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, Seller shall prepare in good faith and submit to Purchaser for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjustments to the Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes with the explanation therefor that Purchaser proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to calculate the Adjustments to the Purchase Price due at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then for purposes of Closing but subject to Section 12.1, the amount of such adjustments shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Purchaser pursuant to this Section 10.2. Final adjustments to the Purchase Price shall be calculated and payable as provided in Section 12.1 below.

Section 10.3 Closing Obligations. At the Closing:

(a) Seller and Purchaser shall execute, acknowledge and deliver to each other the Assignment in the form of Exhibit D in sufficient duplicate originals to allow recording in all appropriate counties and parishes;

(b) Seller shall execute and deliver to Purchaser the Deed to the LFC Property in the form of Exhibit I;

(c) Seller and Purchaser shall execute and deliver to each other assignments, on appropriate forms, of state, federal, tribal and other Leases of governmental authorities included in the Assets in sufficient counterparts to facilitate filing with the BOEM or any other applicable governmental authorities;

(d) Seller and Purchaser shall execute and deliver to each other the Preliminary Settlement Statement;

(e) Seller shall deliver to Purchaser an executed non-foreign entity affidavit meeting the requirements set forth in Section 1.1445-2(b)(2) of the Treasury Regulations and substantially in the form of Exhibit G;

(f) Seller, if and as applicable, shall deliver all appropriate or required forms, applications, notices, permit transfers, declarations, to be filed with the appropriate governmental authorities having jurisdiction with respect to the transfer of operatorship to Purchaser of the Assets that are operated by Seller immediately prior to the Closing; provided, that, if the operator of a Well must be elected or designated after Closing, the applicable instruments will be executed after the election or designation, as applicable;

(g) Purchaser shall execute and deliver to Seller an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit E, certifying that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;

(h) Seller shall execute and deliver to Purchaser an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit F, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Purchaser;

(i) Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof in customary form prepared by Seller directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets from and after the Closing Date;

(j) Seller and Purchaser shall execute and deliver the Senior Secured Term Loan Agreement;

(k) Reserved;

(l) Purchaser shall furnish evidence that all requirements to own and/or operate the Assets, including bonds and permits, from any governmental authority having jurisdiction or as required by any Existing Contract have been satisfied;

(m) Purchaser shall execute and deliver a duly executed Power of Attorney in the form of Exhibit O;

(n) Purchaser shall execute and deliver the Deeds of Trust and other Collateral Documents;

(o) Seller shall deliver transfer documents in respect of the Transferred Shares in form reasonably acceptable to Purchaser, duly executed by the relevant owner of such equity in favor of Purchaser;

(p) Seller shall ensure the resignation of each director, company secretary, and auditor of POPCO and PPC, such resignations to take effect on and from Closing;

(q) Seller and Purchaser shall execute and deliver to each other the Facility Licensing Agreement in the form set forth as Exhibit M;

(r) Seller and Purchaser shall execute and deliver to each other the Transition Services Agreement in the form set forth as Exhibit N;

(s) (i) Sellers shall obtain and deliver to Purchaser an assignment agreement whereby EMOC assigns to Purchaser all of EMOC’s rights, obligations and interests in, to and under the Facilities Dedication Agreement and (ii) Purchaser shall execute such agreement and accept and assume all such rights, obligations and interests; and

(t) Seller and Purchaser shall execute such other instruments and take such other actions as may be necessary to carry out their respective obligations under this Agreement.

ARTICLE XI

POST-CLOSING OBLIGATIONS

Section 11.1 Assumed Obligations. Without limiting Purchaser’s rights to indemnity under Section 11.3 (if applicable), if the Closing occurs, from and after Closing, Purchaser hereby assumes and agrees to fulfill, perform, pay and discharge all liabilities, obligations and Losses, known or unknown, with respect to the Assets or the ownership, use or operation thereof, regardless of whether such liabilities, obligations or Losses arose prior to, on or after the Effective Time, including obligations and Losses relating to the following (all of the aforementioned and following obligations and Losses being the “Assumed Obligations”):

(a) the payment of owners of Working Interests, royalties, overriding royalties and other interests all revenues attributable thereto;

(b) fully performing all Plugging and Abandonment Obligations, regardless of whether such obligations are attributable to the ownership or operation of the Assets prior to, on, or after the Effective Time, in a good and workmanlike manner and in compliance with all Laws, including:

(i) the necessary and proper plugging, replugging, and abandonment of all wells on the Assets or comprising a part of the Assets, whether the BOEM, the California Office of Conservation or any other governmental authority reflects such well as having been plugged, abandoned or remediated for regulatory purposes or otherwise, prior to, on, or after the Effective Time;

(ii) the necessary and proper removal, abandonment, decommissioning, and disposal of all structures, pipelines, facilities, equipment, abandoned property, and junk located on or comprising part of the Assets;

(iii) the necessary and proper capping and burying of all flow lines and pipelines associated with the Assets or located on or comprising part of the Assets; and

(iv) the necessary and proper restoration of the offshore and onshore sites and property, both surface and subsurface, as may be required by Laws or contract;

(c) furnishing make-up gas and dead oil according to the terms of applicable Existing Contracts, and to satisfy all other Imbalances, if any;

(d) the environmental and physical condition of the Assets, whether such condition existed prior to, on or after the Effective Time, including Environmental Defects, if any, with respect to the Assets, whether or not asserted by Purchaser in accordance with this Agreement, including the clean-up, restoration and remediation of the Assets in accordance with applicable Law, including all Environmental Laws;

(e) obligations or Losses under or imposed on the lessee, owner, Assets or operator under the Leases, the Existing Contracts and applicable Laws;

(f) storing, handling, transporting and disposing of or discharging all materials, substances and wastes from the Assets (including produced water, drilling fluids, NORM, and other wastes), whether present prior to, on or after the Effective Time, in accordance with applicable Laws and contracts; and

(g) obligations or Losses arising out of our related to the 901/903 Pipeline, including any Assumed Liabilities (as such term is defined in the Plains PSA), provided that with respect to any pending litigation or regulatory actions relating to any Assumed Liabilities, including item 7 on Schedule 3.4 of the Plains PSA, (i) Sellers shall have the right (but not the obligation) to participate in the defense of any claims that directly or indirectly could be Assumed Liabilities, including any claims impacting the rights of way for the 901/903 Pipeline (each an “Existing Pipeline Claim”). If Sellers elect not to control or conduct the defense or prosecution of any such Existing Pipeline Claim, Sellers nevertheless shall have the right to participate in the defense or prosecution of any such claim and, at their own expense, to employ counsel of their own choosing for such purpose; (ii) the Parties shall cooperate in the defense or prosecution of any Existing Pipeline Claim, with such cooperation to include (A) the retention and the provision of Purchaser records and information that are reasonably relevant to the defense or prosecution of such claim, and (B) making employees, consultants and agents available on a mutually convenient basis to provide additional information; and (iii) Purchaser shall not consent to the entry of any judgment or enter into any settlement that could reasonably impact Seller without the prior express written consent of Seller.

Section 11.2 Purchaser’s Indemnity. Effective upon Closing, REGARDLESS OF FAULT, Purchaser hereby defends, indemnifies and holds harmless the Seller Group from and against any and all Losses arising out of, attributable to, based upon or related to:

(a) any breach of (i) any representation or warranty made by Purchaser in ARTICLE VI of this Agreement or in the certificate delivered by Purchaser pursuant to Section 10.3(g), or (ii) any covenant or agreement of Purchaser contained in this Agreement or any Transaction Document; or

(b) any of the Assumed Obligations.

Section 11.3 Seller’s Indemnity. Effective upon Closing, subject to the limitations in Section 11.5 and Section 11.8 below, REGARDLESS OF FAULT, Seller shall protect, defend, indemnify and hold harmless the Purchaser Group from and against any and all Losses arising out of, attributable to, based upon or related to:

(a) any breach of (i) any representation or warranty made by Seller in ARTICLE V of this Agreement or in any Transaction Document, in the certificate delivered by Seller pursuant to Section 10.3(h), or (ii) any covenant or agreement of Seller contained in this Agreement;

(b) the litigation and/or administrative proceedings set forth on Schedule 11.3(b);

(c) matters related to Taxes accruing prior to the Effective Time and more fully set forth in ARTICLE XIII;

(d) failure to pay any royalties, overriding royalties or other burdens on production to the extent relating to the production of Hydrocarbons from the Assets prior to the Effective Time;

(e) any personal injury or death on or about the Assets attributable to the time period prior to the Effective Time for which Purchaser’s indemnity in Section 7.5 does not apply;

(f) any civil and/or criminal fines or penalties imposed or assessed related to or arising out of the ownership or use of the Assets or POPCO prior to the Effective Time, other than any such fines or penalties relating to the Environmental Law or which relate to any matter which was or could have been raised as an Environmental Defect, other than any such liability arising out of or related to the Plains PSA or the 901/903 Pipeline; or

(g) any obligations of Seller or any Affiliate thereof related to the Seller Benefit Plans (each of the foregoing items (b) through (g), the “Retained Obligations”).

In no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement.

Section 11.4 Regardless of Fault. The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING WHETHER OR NOT A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

(a) THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF ANY OF THE INDEMNIFIED PARTIES; AND/OR

(b) A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, WITH RESPECT TO THE PROPERTY OF ANY OF THE PARTIES, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES; AND/OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, WHETHER CHARTERED, LEASED, OWNED, OR FURNISHED OR PROVIDED BY ANY OF THE PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

Section 11.5 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Section 11.3(a)(i) for any individual Loss (other than Losses attributable to a breach of the representations and warranties in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, and Section 5.11(a)-(b)) (the “Seller Fundamental Representations”), unless and until (i) the amount of such individual Loss exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) and (ii) until and unless the aggregate amount of all such Losses for which Claim Notices are delivered by Purchaser exceeds Ten Million Dollars ($10,000,000) (the “Indemnity Deductible”) and then only to the extent such Losses exceed the Indemnity Deductible.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Purchaser Group (i) under Section 11.3(a) for aggregate Losses (other than Losses attributable to a breach of the Seller Fundamental Representations) in excess of One Hundred Million Dollars ($100,000,000), and (ii) under the terms of this Agreement, for aggregate Losses in excess of one hundred percent (100%) of the Purchase Price (including those attributable to a breach of the Seller Fundamental Representations).

Section 11.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, without limitation of the special warranty of Defensible Title in the Assignment and Deed, except with respect to any breach by Purchaser of its obligations (a) to maintain the P&A Financial Security and (b) to fully comply with the terms of the Senior Secured Term Loan Agreement and the Collateral Documents from and after Closing, including the Reassignment Option (in which event, Seller shall have all remedies at law or in equity or as provided therein on account of such breach), from and after the Closing, Section 4.8 (Consents to Assign), Section 7.5 (Indemnity Regarding Access), Section 11.2 (Purchaser’s Indemnity), Section 11.3 (Sellers Indemnity), Section 11.12 (ExxonMobil Insurance) and Section 12.2 (Receipts and Credits) contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any Transaction Documents.

Section 11.7 Indemnification Procedures. All claims for indemnification under Section 4.8 (Consent to Assign), Section 7.2 (Performance Bonds), Section 7.5 (Indemnity Regarding Access), Section 11.2 (Purchaser’s Indemnity), Section 11.3 (Seller’s Indemnity), Section 11.12 (ExxonMobil Insurance) and Section 12.2 (Receipts and Credits) shall be asserted and resolved as follows:

(a) For purposes of this ARTICLE XI, Section 4.8, Section 7.5 and Section 12.2, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to such sections, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to such sections.

(b) To make claim for indemnification under this ARTICLE XI, Section 4.8, Section 7.5 or Section 12.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.7, including the specific details of and specific basis under this Agreement for its claim

(the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by an unaffiliated third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.7 shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably conditioned, withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest, the costs of which shall be included in the Losses covered by the indemnity obligation of the Indemnifying Party hereunder. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.7. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability (which it will be deemed to have so done if it fails to timely respond) or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, then the Indemnifying Party shall be deemed to be not disputing the claim for such Losses.

Section 11.8 Survival.

(a) The (i) representations and warranties of Seller in ARTICLE V and in the certificate delivered at Closing by Seller pursuant to Section 10.3(h) (other than Section 5.4 and the Seller Fundamental Representations), and (ii) the covenants and agreements of Seller contained herein to be performed prior to Closing shall, in each case, survive the Closing for a period of twelve (12) months after the Closing Date. The representations and warranties in Section 5.4 and the Tax covenants in ARTICLE XIII shall in each case survive until the expiration of the statute of limitations applicable to the items covered thereunder plus sixty (60) days. The representations, warranties, covenants and agreements of Purchaser and Seller Fundamental Representations (other than the representations and warranties in Section 5.4 and the Tax covenants in ARTICLE XIII) contained herein shall survive without time limit.

(b) Subject to Section 11.8(a) and except as set forth in Section 11.8(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c) The indemnities in Section 11.2(a) and Section 11.3(a) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnities for the Retained Obligations (other than those described in Section 11.3(c), Section 11.3(d), and Section 11.3(g)) shall survive the Closing for a period of two (2) years after the Closing Date. The indemnities in Section 11.3(c) and Section 11.3(d) shall survive the Closing for the statute of limitations applicable to the items covered thereunder plus sixty (60) days. The indemnities in Section 11.2(b) and Section 11.3(g) shall survive the Closing without time limit. Each Retained Obligation shall, upon expiration of the applicable survival period become part of the Assumed Obligations under Section 11.2; provided, that notwithstanding the foregoing, in no event shall the Retained Obligations set forth in Section 11.3(c) or Section 11.3(g), or any Losses related to such matters, become part of the Assumed Obligations.

Section 11.9 Waiver of Right to Rescission. Subject to any rights in connection with the exercise of the Reassignment Option, Seller and Purchaser acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money, as secured by the Senior Secured Term Loan Agreement, as applicable, shall be adequate compensation, following the Closing, Purchaser and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby, subject to any rights in connection with the exercise of the Reassignment Option.

Section 11.10 Non-Compensatory Damages. No Indemnified Parties shall be entitled to recover from an Indemnifying Party or its Affiliates any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.

Section 11.11 Insurance. The amount of any Losses for which any of the Purchaser Group or Seller Group is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such Indemnified Party under any third party insurance arrangements.

Section 11.12 ExxonMobil Insurance.

(a) ExxonMobil, along with its predecessors and Affiliates, may have or have had coverage under various insurance policies (the “ExxonMobil Policies”) covering their interests.

(b) Purchaser agrees that:

(i) No insurance coverage shall be provided under the ExxonMobil Policies to Purchaser, including any policies insured or reinsured by Ancon Insurance Company, Inc. or Petroleum Casualty Company (the “Captives”);

(ii) From and after Closing, Purchaser assumes any and all responsibilities for effecting and maintaining insurance in respect of the Assets and replacing Captives, where applicable; and

(iii) Purchaser shall indemnify and defend Seller and its Affiliates (including Captives) against, and shall hold them harmless from, any claim made after the Closing against any of the ExxonMobil Policies with respect to the Assets including all costs and expenses (including attorneys’ fees) related thereto.

(c) Notwithstanding any provision of this agreement to the contrary, for a period of six (6) years after the Closing, Purchaser shall maintain in place one or more asset-level insurance policy(ies) having liability coverage totaling no less than One Hundred Million Dollars ($100,000,000.00) which shall: (1) cover Seller and their Affiliates as additional insureds for liabilities arising from or assumed under this Agreement; and (2) be primary as to all other policies (including any deductibles or self-insured retentions); provided, this Section 11.12(c) shall in no way apply to Purchaser’s general corporate insurance policies. It is further agreed that Purchaser and its insurer(s) providing coverage shall waive all rights of subrogation and/or contribution against Seller and its Affiliates to the extent liabilities are assumed by Purchaser.

Section 11.13 Governmental Bonding. Within sixty (60) days of the BOEM notifying Purchaser or Seller of any plugging, supplemental or other bonding requirements necessary for Purchaser to have the applicable assignments with respect to the Assets approved by the BOEM or any other applicable governmental authority, Purchaser shall have such bonds or other financial security posted with the applicable governmental authority to have such assignments approved. During the period extending from the Closing until such time as such bonds or other financial security are posted with the applicable governmental authority, Purchaser agrees to name Seller as an additional insured on Purchaser’s insurance policies.

Section 11.14 Change of POPCO and PPC Corporate Matters. As promptly as practicable following Closing, and in any event, no later than ninety (90) days after Closing unless otherwise provided for in this Section 11.14, Purchaser shall procure that, with respect to each of POPCO and PPC:

(a) the register of shareholders of each of POPCO and PPC is updated, evidencing the transfer of the Transferred Shares from Seller to Purchaser;

(b) there is a shareholder meeting of each of POPCO and PPC at which:

(i) the name of POPCO will be changed and the article of association of POPCO will be amended to include such name change; and

(ii) the registered addresses of POPCO and PPC will be changed;

(c) the records maintained by the State of California and State of Delaware are updated to evidence that:

(i) Purchaser is the sole shareholder of the entire issued share capital in POPCO and PPC;

(ii) the resignations of the existing directors, company secretary, and auditors of POPCO and PPC and the appointments of the directors, company secretary, and auditors of POPCO and PPC nominated by Purchaser have been registered; and

(iii) the name of POPCO and registered addresses of POPCO and PPC have been changed to that nominated by Purchaser;

(d) neither POPCO, PPC, nor Purchaser or its Affiliates:

(i) uses or asserts any right to use Seller Group names or trademarks or any material using or comprising Seller Group names or trademarks; or

(ii) holds itself out as being part of, or in any way connected or associated with, Seller or its Affiliates; and

(e) at its own cost and expense, de-brand POPCO and PPC by procuring that:

(i) each of POPCO and PPC promptly (and, in any event, within one hundred and twenty (120) days following the Closing Date) undertakes all legal, regulatory, and administrative formalities to record and give effect to the change of POPCO’s and PPC’s corporate, trade, company, fictitious, and all other business names, and to cease use of any domain names or URLs which incorporate or reference POPCO, Seller or its Affiliates names or trademarks; provided that, for the avoidance of doubt, nothing in this Section 11.14 shall prohibit or restrict PPC from using the name of “Pacific Pipeline Company”;

(f) within one hundred and twenty (120) days of the Closing Date, all names and references to POPCO, any predecessor in interest to the 901/903 Pipeline, or Seller or its Affiliates are removed from all facilities, signage, and other related items of POPCO and PPC as they relate to the Seller or its Affiliates; and

(g) each of POPCO and PPC ceases to make use of any stationery, invoices, forms, seals, logos, or other similar articles showing or referencing POPCO, any predecessor in interest to the 901/903 Pipeline, Seller or Seller’s Affiliates.

Section 11.15 Restrictions on Use. Where any of the Assets include a fee simple interest in real property that has been used for oil, gas, or other mineral operations or transportation, or any industrial or commercial use, the following uses of the affected land, or any portion thereof, are expressly prohibited and forbidden:

(a) any “residential” construction, development, use or purpose, which shall, without limitation, be interpreted to mean and include a prohibition against use for single or multi-family residences, residences for children, the elderly or the infirm, churches and places of worship, schools, nurseries and other pre-school facilities, nursing or convalescent homes, hospitals, health clinics, or other medical facilities, day care facilities, playgrounds, recreational parks, hotels, motels, bed and breakfasts, parks and in addition to the above, and other “residential land use” restrictions or limitations set forth or described in any and all building, zoning and land use ordinances, Laws, regulations and restrictions by municipal or other governmental authorities applicable to the property;

(b) any purpose that would constitute a “Permitted Use” under any of the residential zones, districts, or classifications set forth in any applicable municipal, county or state zoning Laws in effect at the Effective Time,

(c) any agricultural use;

(d) construction or installation of any basements, parking structures or other sub-surface areas; or

(e) any additional water wells for irrigation or drinking purposes.

Section 11.16 Engineering Controls. Purchaser agrees to adopt and use all engineering and related technical assistance available to the industry and in accordance with best practice or required by Environmental

Laws to protect the health and safety of persons and that Purchaser will use and implement engineering controls to prevent the migration of vapors and/or liquids containing contamination into any buildings, underground utilities / spaces and / or storm water retention / detention ponds, including without limitation, vapor installation systems, vapor barriers, sealed sumps and storm pond liners as determined to be necessary by a professional engineer licensed in the state with substantial experience in the field. Purchaser shall take measure(s) to isolate building occupants from identified contamination as may be required by Environmental Laws to protect the health of occupants / public.

Section 11.17 Covenants Running with the Land. The covenants contained in Section 11.15 and Section 11.16 of this Agreement shall be covenants running with the land, shall be set out in the Deed and the Assignment and recorded in the real property records, and shall be binding on Purchaser and its successors and assigns.

Section 11.18 Financial Security in Favor of Seller.

(a) From and after the Closing, Seller shall have the right to enforce any security interest or credit support provided by Purchaser pursuant to this Agreement, the Collateral Documents, or otherwise, in accordance with the terms thereof to protect its interests in the payment of the Purchase Price and the viability of the Reassignment Option, and to ensure Seller’s compliance with its post-closing obligations, including funding the Penal Sum, hereunder.

(b) The exercise by Seller of the Ultimate Parent Company Guarantee or rights under any Collateral Document shall be in addition to, and not in lieu of, any other rights and remedies Seller may have under Law or in equity for Purchaser’s failure to perform as provided herein, including but not limited to, Seller’s rights to exercise the P&A Financial Security.

(c) Subject to Section 11.18(d) and (e), at or prior to Purchaser achieving Restart Production, Purchaser shall provide Seller with a performance bond substantially in the form attached as Exhibit H, in the amount of Three Hundred Fifty Million Dollars ($350,000,000.00) (the “Penal Sum”) in favor of Seller as sole beneficiary, as security for Purchaser’s obligations as provided in Section 11.1(b) (the “P&A Financial Security”); provided, however, that if Purchaser has used commercially reasonable efforts to seek P&A Financial Security in the form of Exhibit H from the financial institutions set forth on Schedule 11.18, and no such financial institution will accept Exhibit H, Purchaser shall provide Seller with a performance bond in a form acceptable to Seller. The P&A Financial Security shall be issued by a financial institution acceptable to Seller.

(i) Upon occurrence of any of the following and after prior notice to Purchaser of at least ten (10) Business Days, Seller may draw on the P&A Financial Security, in whole or in part and without prejudice to Seller’s other rights or remedies under this Agreement or the Ultimate Parent Company Guarantee (but any such a draw on the P&A Financial Security will not release or discharge (1) Purchaser from its obligations under this Agreement or (2) Purchaser’s ultimate parent company under the Ultimate Parent Company Guarantee):

1) Seller is required in any manner to perform obligations under Section 11.1(b), whether pursuant to an order or directive issued by a governmental body or regulatory agency or otherwise; or

2) Purchaser defaults on any of its obligations under Section 11.1(b) and Seller has opted to perform any or all such obligations of Purchaser (provided, however, that nothing herein shall be construed as imposing an obligation upon Seller to so perform).

(ii) If the provider of P&A Financial Security becomes unacceptable to Seller or its issuer rating by Standard & Poor’s drops below A with a stable outlook or its issuer rating by Moody’s drops below A2 with a stable outlook, within forty five (45) days of ExxonMobil providing notice to Purchaser of such occurrence, Purchaser will replace the P&A Financial Security with another security in a form substantially similar to the form attached as Exhibit H issued by a financial institution acceptable to ExxonMobil, (the “Replacement P&A Financial Security”). If Purchaser has used commercially reasonable efforts to seek Replacement P&A Financial Security using Exhibit H with financial institutions set forth on Schedule 11.18 and no such financial institution will accept Exhibit H, Purchaser shall provide Seller with a performance bond in a form acceptable to Seller. Upon Purchaser’s timely compliance with the obligation to provide Replacement P&A Financial Security, Seller: (1) shall accept such Replacement P&A Financial Security within fifteen (15) days after it is provided to Seller by Purchaser and the replacement financial institution, and (2) release and return the P&A Financial Security instrument to Purchaser for cancellation.

(d) Subject to Section 11.18(e), at any time after January 1, 2026, but no more often than once every thirty six (36) months thereafter, each of Purchaser and Seller shall have the right to request a review of the then-uncompleted Plugging and Abandonment Obligations and potential adjustment of the Penal Sum (each a “Redetermination Review”). Notwithstanding the foregoing or anything herein to the contrary (i) at the first Redetermination Review, Seller shall have the right to require, and Purchaser shall provide if requested, an increase in the Penal Sum to an Adjusted Penal Sum (as defined below) amount of no less than Five Hundred Million Dollars ($500,000,000.00) and (ii) Seller shall have the right to call for a Redetermination Review at any time an event occurs with respect to the Assets or Purchaser’s operations that (a) constitutes a material violation of Environmental Laws, or (b) constitutes a physical condition that requires reporting to a governmental authority, investigation, monitoring, removal, cleanup, Remediation, restoration, repair or correction under Environmental Laws. The Party requesting the Redetermination Review must submit a written request to the other Party for each Redetermination Review, which shall take place at a time and place mutually convenient to the Parties, but in any event, shall take place no later than ninety (90) days after the non-requesting Party’s receipt of such written notice. At the Redetermination Review, the Parties shall attempt in good faith to agree on whether the Penal Sum should be increased or decreased based upon then current estimates of the costs and expenses to satisfy the Plugging and Abandonment Obligations which remain uncompleted at the time of the Redetermination Review. If the Parties cannot reach agreement on any adjustments to the Penal Sum within fifteen (15) days of the Redetermination Review, either Party may refer the remaining issues in dispute for review and final determination to a nationally-recognized independent engineering firm experienced in performing offshore plugging, abandonment and decommissioning operations and mutually agreeable to both Seller and Purchaser, or if the Parties cannot agree, selected by the American Arbitration Association (such firm, the “Referee”). The Referee shall act as an expert for the limited purposes of determining the disputed elements in the Parties’ Redetermination Review and resulting adjustment, if any, to the Penal Sum (and may not award any party damages or assess any fees or penalties). The Referee’s determination shall be made within fifteen (15) days after submission of the matters in dispute and shall be final and binding on the Parties without right of appeal. Seller and Purchaser shall each bear (i) their own legal fees and other costs associated with the proceeding and (ii) one-half of the fees, costs and expenses of the Referee (unless the Redetermination Review arises as a result of the conditions in the second sentence of this subsection (d), in which case they shall be for Purchaser’s account).

(e) On or before the date that is thirty (30) days after (i) the date the Parties reach final agreement on the adjustment to the Penal Sum addressed at each Redetermination Review or (ii) the date any dispute regarding adjustments to the Penal Sum is resolved pursuant to Section 11.18(d), (x) if the adjustment results in a new Penal Sum (the “Adjusted Penal Sum”) that is less than the amount of the Penal Sum immediately before such Redetermination Review (the “Unadjusted Penal Sum”), Seller shall execute a release of an amount of the then-current Penal Sum equal to the difference between the Unadjusted Penal Sum less the Adjusted Penal Sum, or (y) if the adjustment to the Penal Sum results in an Adjusted Penal Sum that is greater than the Unadjusted Penal Sum, Purchaser shall increase the amount of the then-current Penal Sum by an amount equal to the difference between the Adjusted Penal Sum less the Unadjusted Penal Sum. The Parties shall execute any reduction riders or amendments to the P&A Financial Security, as necessary, to adjust the amount of the Penal Sum in accordance with the Parties’ final agreement or the Referee’s decision, as applicable.

(f) If for any reason Purchaser fails to timely obtain a performance bond in the amount of the Penal Sum required under Section 11.18(c) or the Adjusted Penal Sum required under Section 11.18(e), then Seller shall have the right to require Purchaser to provide alternative P&A Financial Security or supplemental P&A Financial Security in the form of a letter (or letters) of credit in form substantially similar to Exhibit T to be issued by JPMorgan Chase Bank, N.A. or another bank of similar reputation that is acceptable to Seller. In the event Purchaser is not able to provide such letter or letters of credit as described in this Section 11.18(f) in an amount that, together with any bonds required under Section 11.18(c) or Section 11.18(e), equals or exceeds the amount of the Penal Sum required under Section 11.18(c) or the Adjusted Penal Sum required under Section 11.18(e), then in such case, Purchaser shall have a period of thirty-six (36) months from the date Purchaser determines that it cannot obtain a letter or letters of credit in the required amount in which to pay the required amounts into an abandonment escrow account, pursuant to an escrow agreement acceptable to Seller and on a payment schedule acceptable to Seller, until the total amount of all P&A Financial Security provided by Purchaser under this Agreement is equal to the then required Penal Sum or Adjusted Penal Sum, as the case may be.

(g) If, after Restart Production is achieved, (i) BOEM or any other governmental authority requires Purchaser to post supplemental bonds for all or any of the Assets approved by BOEM or any other applicable governmental authority as set forth in Section 11.13, (ii) such supplemental bonds cover Plugging and Abandonment Obligations, (iii) Purchaser satisfies such governmental authority’s requirements and posts such supplemental bonds from a qualified surety as specified Section 11.18(c), and (iv) Seller is listed as a co-obligee on such supplemental bonds, then the Parties shall decrease the amount of the Penal Sum or Adjusted Penal Sum, as applicable, on a dollar for dollar basis by the amount of such supplemental bonds.

(h) The provisions of this Section 11.18 are (i) binding on all successors and assigns of Purchaser with respect to any of the Assets and (ii) covenants running with the Assets. For the avoidance of doubt, if Purchaser sells, assigns or otherwise transfers less than all of the Assets to a transferee, the transferee shall be required to (A) satisfy the Senior Secured Term Loan Agreement and Collateral Documents (to the extent, and only to the extent such transfer occurs prior to the Actual Payment Date) and (B) obtain an Ultimate Parent Company Guarantee and P&A Financial Security in a form and manner reasonably acceptable to Seller as set forth herein with respect to such Assets so sold, assigned or otherwise transferred. Such transfer shall not relieve Purchaser’s obligation to maintain the Senior Secured Term Loan Agreement and Collateral Documents, its Ultimate Parent Company Guarantee and P&A Financial Security as to any Assets it retains.

Section 11.19 Tax Treatment. The Parties shall treat any indemnification payment made under this ARTICLE XI as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, unless otherwise required by applicable Law.

ARTICLE XII

CERTAIN ADDITIONAL AGREEMENTS

Section 12.1 Post-Closing Settlement Statement.

(a) As soon as reasonably practicable after the Closing Date, but in no event longer than one hundred fifty (150) days after the Closing Date, Seller shall prepare in good faith, in accordance with this Agreement, and deliver to Purchaser, a final statement (the “Final Settlement Statement”) setting forth the final Adjustment to the Purchase Price in accordance with Section 3.2 and Section 3.3. The Final . Settlement Statement also will include any adjustments necessary because Seller chose to attempt to cure a Title Defect under Section 4.3 or Remediate an Environmental Defect under Section 4.10 of this Agreement. As soon as reasonably practicable, but in any event within thirty (30) days after receipt of the Final Settlement Statement, Purchaser shall return to Seller a written report containing any proposed changes or disputed items to the Final Settlement Statement and an explanation of any such changes or disputed items and the reasons therefor (the “Dispute Notice”). Purchaser’s failure to deliver to Seller a Dispute Notice detailing proposed changes or disputed items to the Final Settlement Statement by such date shall be deemed to be an acceptance by Purchaser of the Final Settlement Statement delivered by Seller, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. The Parties shall undertake to agree on the Final Settlement Statement no later than two hundred ten (210) days after the Closing Date (the “Target Settlement Date”). If the final adjustments to Purchase Price set forth in the Final Settlement Statement are mutually agreed upon by Seller and Purchaser prior to the Target Settlement Date or are deemed agreed pursuant to the foregoing or determined pursuant to Section 12.1(b), the Final Settlement Statement shall be final and binding on the Parties. All amounts paid or transferred pursuant to this Section 12.1(a) shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b) If Seller and Purchaser cannot reach agreement on the Final Settlement Statement within ninety (90) days after the Target Settlement Date, either Party may refer the remaining issues for dispute resolution under Section 17.5.

Section 12.2 Receipts and Credits. Subject to Section 2.4 and the following sentence, after the Parties’ agreement (or deemed agreement) upon the Final Settlement Statement, to the extent not accounted for in the Final Settlement Statement, if (i) any Party receives monies belonging to the other, including proceeds of production, then such amount shall, within thirty (30) Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) any Party pays monies for Property Expenses which are the obligation of the other Party hereto, then such other Party shall, within thirty (30) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Expenses, (iii) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Purchaser, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. Notwithstanding anything herein to the contrary, from and after one hundred and fifty (150) days of the Closing Date, Seller shall have no liabilities or obligations with respect to pre-Effective Time Property Expenses.

Section 12.3 Records; Retention.

(a) Within sixty (60) days after Closing, Seller will make available to Purchaser, at Purchaser’s cost and request, copies of books, files, records, maps, and data relating to the Assets (the “Records”) including Seller’s non-proprietary title records (including externally-prepared abstracts of title, title opinions and title reports, and title curative documents), the Existing Contracts, correspondence and all related matters in the possession of Seller (but excluding corporate, financial, Tax, and general accounting records, internal title reports or analyses, all internal management systems, plans, policies, standards and procedures, including, without limitation, any health, safety and environment management systems, plans, policies, standards and procedures, any document subject to the attorney-client or other privilege, and any document, data, or other information where disclosure is restricted by agreement with a third party). Purchaser must advise Seller before Closing which such files, records, production records, environmental records, and engineering data and reports it requests access to, which may not include any Excluded Records. For any of the seismic data listed on Schedule 12.3(a) related to the Assets, Seller shall grant to Purchaser a license for any Seller proprietary seismic data. Seller shall not provide a copy of such third party seismic data unless Purchaser, on or prior to Closing, demonstrates to Seller’s reasonable satisfaction that Purchaser has obtained the appropriate license from such third party seismic owner. For all purposes of this Agreement, the Records shall be deemed to be a part of, and included in, the Assets; provided, however, that copies of hardcopy files shall be provided at Purchaser’s cost and expense and shall not be considered as part of the Purchase Price.

(b) Purchaser, for a period of seven (7) years following the Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (iii) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 11.3 for review and copying at Seller’s expense.

(c) With respect to the Leases, to extent requested by Purchaser and required by applicable Law or regulation, Seller will sign and deliver to Purchaser, a list of the copies of Records delivered to Purchaser (with omissions noted and explained for records required under federal regulations, but which are not available). Purchaser will sign the list and submit it to BOEM or BSEE in accordance with applicable regulations.

Section 12.4 Recording. As soon as practicable but no later than sixty (60) days after Closing, Purchaser, at its sole cost, shall record the Assignment in the appropriate counties and provide Seller with copies of the recorded Assignment. Purchaser shall be responsible for recording and filing documents associated with the transfer of the Assets to it and for all costs and fees associated therewith, including filing the Assignment with appropriate federal, state and local governmental authorities as required by applicable Law or to ensure the validity and enforceability of such document. Seller shall be authorized, at Purchaser’s sole cost and expense, to file the applicable Collateral Documents with appropriate federal, state and local governmental authorities as required by applicable Law or to ensure the validity and enforceability of such document and the liens and security interests granted thereunder. As soon as practicable after recording or filing, Purchaser shall furnish Seller with all recording data and evidence of all required filings including (with respect to Leases covering any offshore acreage) filings with the appropriate state counties. Purchaser shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith.

Section 12.5 Operatorship Matters, Filing for Approvals. Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of the Transaction Documents, all applicable Existing Contracts and Schedules and all applicable Laws, from and after Closing:

(a) To the extent that from or after Closing Seller is the operator of or the designated applicant under Oil Spill Financial Responsibility (OSFR) for any Asset, the Parties shall designate and vote to appoint Purchaser as the operator and, as applicable, the designated applicant under OSFR for such Asset as to record title and/or operating rights interests, as applicable; and

(b) Purchaser and Seller, at Purchaser’s sole cost, shall no later than thirty (30) days after Closing:

(i) execute, acknowledge (if necessary), and exchange, as applicable, any applications necessary to transfer to Purchaser any transferable Permits to which the Assets are subject, and which Seller has agreed to transfer under this Agreement;

(ii) file all appropriate forms, declarations, transfer of operatorship and bonds (or other authorized forms of security) with all applicable governmental authorities and third parties relative to Purchaser’s assumption of operations or the transfer of the Assets; and

(iii) prepare, execute and submit appropriate change of operator notices and third-party ballots required under applicable operating agreements.

Parties further agree to take all other actions required of it by governmental authorities having jurisdiction to obtain all requisite regulatory approval with respect to this transaction, and to use their commercially reasonable efforts to obtain unconditional approval by such authorities of any transfer documents requiring governmental approval in order for Purchaser to be recognized as owner and operator of the Assets. Each Party agrees to provide the other Party with approved copies of the documents contemplated by this Section 12.5, as soon as they are available.

Section 12.6 Further Cooperation. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE XIII

TAXES

Section 13.1 Apportionment of Ad Valorem and Property Taxes. All Property Taxes with respect to the Tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Purchaser. The Parties will make final settlement of all Property Taxes by estimating the Property Taxes to be due for the Tax period in which the Effective Time occurs based on the Property Taxes assessed and paid for the immediately prior Tax period. Such settlement of Property Taxes shall be part of the Final Settlement Statement between the Parties. If Property Taxes have not been paid before Closing, Purchaser shall pay the Property Taxes and shall be credited for Seller’s portion of the Property Taxes under Section 3.3(e). If Property Taxes have been paid before Closing, Seller shall be credited for Purchaser’s portion of the Property Taxes under Section 3.2(c). Purchaser shall be responsible for all subsequent Property Taxes and interest that are applied to the Assets for the periods or portions thereof after the Effective Time.

Section 13.2 Sales and Transfer Taxes. The Purchase Price is exclusive of any sales, use, transfer or other similar Taxes in connection with the sale of the Assets pursuant to this Agreement (“Transfer Taxes”). If any Transfer Taxes are assessed, Purchaser shall be solely responsible for the payment of such Taxes. Purchaser shall be responsible for any applicable conveyance, transfer and recording fees, and real estate transfer stamps or Taxes imposed on the transfer of the Assets pursuant to this Agreement. If Seller is required to pay any such Taxes, then Purchaser shall reimburse Seller for such amounts. Any sales, use, transfer or other similar Taxes arising with respect to the Assets (other than Transfer Taxes) shall be apportioned as of the Effective Time between Seller and Purchaser based on an interim “closing-of-the-books” as of such time.

Section 13.3 Severance and Production Taxes. Seller shall bear and pay all Severance Taxes to the extent attributable to production from the Assets before the Effective Time. Purchaser shall bear and pay all such Severance Taxes on production from the Assets on and after the Effective Time. Seller shall withhold and pay on behalf of Purchaser all such Severance Taxes on production from the Assets between the Effective Time and the Closing Date, if the Closing Date follows the Effective Time, and the amount of any such payment shall be reimbursed to Seller as a Closing adjustment to the Purchase Price pursuant to Section 12.1. If either Party pays Severance Taxes owed by the other under this Agreement, upon receipt of evidence of payment the nonpaying Party shall reimburse the paying Party promptly for its proportionate share of such Taxes.

Section 13.4 Cooperation. Each Party shall provide the other Party with reasonable information which may be required by the other Party for the purpose of meeting reporting obligations (including preparation of respective BOE Form 100-B), preparing Tax Return and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of Taxes. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any Tax Returns or other confidential Tax information. In the event that Purchaser receives any refund for Taxes arising from, or attributable to, any Tax period ending on or before the Effective Time, Purchaser shall pay Seller an amount equal to such Tax refund, which amount shall be due and payable as soon as is reasonably practicable and, in any event, within five (5) Business Days of Purchaser’s receipt of such Tax refund. Purchaser shall, upon request of Seller, provide to Seller such information, as Seller may reasonably request, to verify the calculation of the amount of any refund pursuant to this Clause.

Section 13.5 Like-Kind Exchange. Each Party consents to the other Party’s assignment of its rights and obligations under this Agreement to its Affiliate or its Qualified Intermediary and/or to its Exchange Accommodation Titleholder under the terms of a Qualified Exchange Accommodation Arrangement in connection with the effectuation of a Like-Kind Exchange Transaction. However, Seller and Purchaser acknowledge and agree that any assignment of this Agreement to its Affiliate or a Qualified Intermediary and/or to an Exchange Accommodation Titleholder under the terms of a Qualified Exchange Accommodation Arrangement in connection with the effectuation of a Like-Kind Exchange Transaction does not release either Party from any of its respective liabilities and obligations to the other Party under this Agreement. If requested by the other Party, each Party agrees to cooperate with the other Party (to the extent reasonable) to attempt to structure the transaction as a Like-Kind Exchange Transaction. If a Like-Kind Exchange Transaction occurs, the Parties recognize that IRS Form 8824, Like-Kind Exchanges, will be required to be filed, and each Party consents to the filing of such form and will fully cooperate, to the extent necessary, with the other Party in filing such form.

Section 13.6 IRS Form 8594. The Parties will confer and cooperate in the preparation and filing of their respective IRS Form 8594, Asset Acquisition Statement Under Section 1060, to reflect consistent reporting of the agreed upon allocation of the value of the Assets.

ARTICLE XIV

DISCLAIMERS AND WAIVERS

Section 14.1 Condition of the Assets. PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE PROVISIONS OF ARTICLE IV, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND DEED, AND PURCHASER’S RIGHTS UPON A BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN ARTICLE V (AS LIMITED BY ARTICLE XI), PURCHASER SHALL ACQUIRE THE ASSETS (INCLUDING ASSETS FOR WHICH A DEFECT NOTICE IS GIVEN UNDER ARTICLE IV) IN AN “AS IS, WHERE IS” CONDITION AND SHALL ASSUME ALL RISKS THAT THE ASSETS MAY CONTAIN WASTE MATERIALS (WHETHER TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS OR OTHERWISE) OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED WELLS, PUMPS, PITS, PIPELINES OR OTHER WASTE OR SPILL SITES WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S ENVIRONMENTAL ASSESSMENT. UPON THE OCCURRENCE OF CLOSING, BUT SUBJECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND DEED, AND PURCHASER’S RIGHTS UPON A BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN ARTICLE V (AS LIMITED BY ARTICLE XI), IF APPLICABLE, ALL RESPONSIBILITY AND LIABILITY RELATED TO SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO PURCHASER WITHOUT RECOURSE AGAINST SELLER. WITHOUT LIMITING THE FOREGOING BUT SUBJECT TO THE PROVISIONS OF ARTICLE XI, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND DEED, AND PURCHASER’S RIGHTS UPON A BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN ARTICLE V (AS LIMITED BY ARTICLE XI), IF APPLICABLE, EFFECTIVE AS OF CLOSING, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES THE SELLER GROUP FROM ANY AND ALL LOSSES, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF THE ASSETS OR ANY VIOLATION BY SELLER, PURCHASER OR ANY OTHER PARTY OF ANY APPLICABLE LEASE, CONTRACT OR OTHER INSTRUMENT (BUT ONLY TO THE EXTENT SUCH RELATES TO THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTY) OR OF ANY APPLICABLE EXISTING OR FUTURE ENVIRONMENTAL LAW, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY GOVERNMENTAL AUTHORITY HAVING JURISDICTION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ALL ENVIRONMENTAL LAWS. PURCHASER IS AWARE THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PROCESSING, TRANSPORTATION, STORAGE AND PRODUCTION OF OIL AND GAS AND OTHER CHEMICALS AND THAT THERE MAY BE IMPACTS BY PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON, UNDER OR EMANATING FROM THE ASSETS AND LANDS COVERED BY THE LEASES (OR LANDS POOLED OR ASSOCIATED THEREWITH). EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES, AND NORM-CONTAINING MATERIAL AND OTHER WASTES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL, OR OTHERWISE BEEN DISPOSED OF ON OR UNDER THE LANDS COVERED BY THE LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES AND NORM FROM THE ASSETS.

Section 14.2 Other Disclaimers by Seller.

(a) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN Section 4.2(b) AND IN ARTICLE V OF THIS AGREEMENT OR IN THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND DEED, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (A) TITLE TO ANY OF THE ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (D) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (E) THE ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (F) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (G) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (H) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (I) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Section 4.2(b) AND IN ARTICLE V OF THIS AGREEMENT OR IN THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND DEED, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, OR RIGHTS OF A PURCHASER UNDER DECEPTIVE TRADE PRACTICE STATUTES, CONSUMER PROTECTION STATUTES OR OTHER SIMILAR STATUTES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, WITHOUT LIMITATION OF THE PROVISIONS OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(b) Without limiting the generality of Section 14.1 and Section 14.2(a) and except as expressly provided in the special warranty of Defensible Title provided in Section 4.2(b) of this Agreement and without limitation of Purchaser’s rights under ARTICLE XI, the special warranty of Defensible Title in the Assignment and Deed or with respect to breaches of Sellers representations and warranties in ARTICLE V, Purchaser’s remedies therefor, these negations and disclaimers by Seller and these waivers and releases by Purchaser relate to the following:

(i) TITLE, OWNERSHIP, PEACEABLE POSSESSION, EVICTION OR NON-DECLARED ENCUMBRANCES UNDER ANY APPLICABLE LAW;

(ii) EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, RETURN OR REDUCTION OF THE PURCHASE PRICE OR THE ADJUSTED PURCHASE PRICE;

(iii) THE COSTS, EXPENSES, LIABILITIES, STATUS, REVENUES, RECEIPTS OR ECONOMIC VALUE ASSOCIATED WITH, THE CONTINUED PRODUCTIVITY OR FINANCIAL VIABILITY OF, THE CONTRACTUAL, ECONOMIC OR FINANCIAL DATA ASSOCIATED WITH OR THE RIGHTS OR OBLIGATIONS (INCLUDING THE FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES) ASSOCIATED WITH THIS AGREEMENT, ANY OR ALL PORTIONS OF THE ASSETS OR ANY AGREEMENT TO WHICH ANY ASSET IS SUBJECT;

(iv) THE COST, EXPENSE OR ABILITY TO COPY, TRANSMIT OR USE ANY ELECTRONIC DATA;

(v) THE OPERATORSHIP OF ANY OR ALL PORTIONS OF THE ASSETS OR ANY OTHER WELLS, UNITS OR PROPERTY;

(vi) FITNESS FOR PURCHASER’S INTENDED USE OR PURPOSE, FOR ANY OTHER PARTICULAR USE OR PURPOSE OR FOR ORDINARY USE; MERCHANTABILITY; OR CONFORMITY WITH MODELS OR SAMPLES OF MATERIALS;

(vii) FREEDOM FROM, DIMINUTION IN VALUE BECAUSE OF OR THE PRESENCE OR ABSENCE OF REDHIBITORY OR OTHER DEFECTS OR VICES, WHETHER KNOWN OR UNKNOWN AND WHETHER APPARENT, PATENT, LATENT, HIDDEN OR OTHERWISE;

(viii) THE GEOGRAPHIC, GEOLOGIC OR GEOPHYSICAL CHARACTERISTICS ASSOCIATED WITH ANY OR ALL OF THE ASSETS, INCLUDING THE EXISTENCE, QUALITY, QUANTITY OR RECOVERABILITY OF PROSPECTS OR HYDROCARBON RESERVES; AND

(ix) PURCHASER’S REMEDIES THEREFOR, THE COSTS, REQUIREMENT OR NEED (UNDER ANY ENVIRONMENTAL LAWS OR OTHERWISE) FOR PLUGGING AND ABANDONMENT OR ANY INVESTIGATION, STUDY, ASSESSMENT, REPAIR, CLEAN-UP, DECOMMISSIONING, DETOXIFICATION, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL (INCLUDING FOR ANY SUCH MATERIALS, ANY WASTE DISPOSAL OR HYDROCARBON FACILITY OR ANY OR ALL PORTIONS OF THE ASSETS OR OTHER WELLS, LANDS OR PROPERTY), OR THE PROTECTION OF THE ENVIRONMENT OR OF HUMAN HEALTH OR SAFETY.

Section 14.3 Waiver of Consumer Rights. AS PARTIAL CONSIDERATION FOR AGREEING TO ENTER INTO THIS AGREEMENT, THE PARTIES EACH CAN AND DO EXPRESSLY WAIVE THOSE PROVISIONS, IF ANY, OF ANY APPLICABLE UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW, INCLUDING BUT NOT LIMITED TO, THE CALIFORNIA UNFAIR PRACTICES ACT, THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, TEXAS BUSINESS AND COMMERCE CODE ARTICLE 17.41 ET SEQ., (AND ANY SIMILAR LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION) THAT APPLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND MAY BE WAIVED BY THE PARTIES. IT IS NOT THE INTENT OF THE PARTIES TO WAIVE, AND THE PARTIES SHALL NOT WAIVE, ANY APPLICABLE PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED.

ARTICLE XV

TERMINATION

Section 15.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of the Parties;

(b) by delivery of written notice from Purchaser to Seller if any of the conditions set forth in ARTICLE VIII (other than the conditions set forth in Section 8.3, Section 8.4, Section 8.5, Section 8.7, and Section 8.8) have not been satisfied by Seller (or waived by Purchaser) by the Longstop Date;

(c) by delivery of written notice from Seller to Purchaser if any of the conditions set forth in ARTICLE IX (other than the conditions set forth in Section 9.3, Section 9.4, Section 9.5, Section 9.7, Section 9.8, and Section 9.10) have not been satisfied by Purchaser (or waived by Seller) by the Longstop Date;

(d) by either Party delivering written notice to the other Party if any of the conditions set forth in Section 8.3, Section 8.4, Section 8.5, Section 8.7, Section 8.8, Section 9.3, Section 9.4, Section 9.5, Section 9.7, Section 9.8, and Section 9.10 are not satisfied or waived by the applicable Party on or before the Longstop Date;

(e) by either Party at any time after the Scheduled Closing Date during which (i) the conditions set forth in ARTICLE VIII and ARTICLE IX (other than those conditions that by their terms are to be satisfied at Closing) have been satisfied or waived in accordance with this Agreement, (ii) such Party has indicated in writing to the other Party that it is ready, willing and able to consummate the Closing, and (iii) the other Party shall have failed to consummate the Closing by the close of business on earlier of the Longstop Date or the third (3rd) Business Day following the other Party’s receipt of such written notification; and

(f) by delivery of written notice from Seller to Purchaser pursuant to Section 4.9;

provided however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) above if such Party is at such time in material breach of any provision of this Agreement.

Section 15.2 Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 15.1, then, except as provided in this Section 15.2 (and except for the provisions of Section 4.2(a), Section 7.2, Section 7.5, Section 11.11, Section 11.12, ARTICLE XIV, this ARTICLE XV, and ARTICLE XVII), this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder.

(a) If Seller has the right to terminate this Agreement pursuant to Section 15.1(c) or Section 15.1(e) above, then Seller shall be entitled, as its sole and exclusive remedy, to elect in writing to terminate this Agreement and seek to recover from Purchaser all reasonable and documented out of pocket costs and expenses paid or incurred by Seller in the negotiation of this Agreement and the Transaction Documents up to an amount not to exceed Five Million Dollars ($5,000,000).

(b) If Purchaser has the right to terminate this Agreement pursuant to Section 15.1(b) because of the Willful Breach by Seller of this Agreement or Section 15.1(e) above, then Purchaser shall be entitled, as its sole and exclusive remedy, to elect in writing to terminate this Agreement and seek to recover from Seller all reasonable and documented out of pocket costs and expenses paid or incurred by Purchaser in the negotiation of this Agreement, the Transaction Documents and the Financing Transaction up to Five Million Dollars ($5,000,000).

(c) If this Agreement is terminated for any reason other than as set forth in Section 15.2(a) or Section 15.2(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and Seller shall be free to all the rights and benefits associated with the ownership of the Assets, including the right to sell the Assets at Seller’s discretion, without any claim by Purchaser with respect thereto.

Section 15.3 Return of Documentation and Confidentiality. Upon any termination of this Agreement, Purchaser shall within ten (10) Business Days (or any other period agreed by the Parties in writing) after direction by Seller return to Seller or destroy all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence investigation of the Assets and an officer of Purchaser shall certify same to Seller in writing.

ARTICLE XVI

EMPLOYEES AND BENEFITS

Section 16.1 Employees. Purchaser shall offer employment to the Employees responsible for the operation of the Assets based on the provisions detailed in Exhibit L.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Entire Agreement. This Agreement, and the Transaction Documents, including all Schedules and Exhibits attached hereto and thereto, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.

Section 17.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Appendixes, Sections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Appendixes, Sections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any such subdivisions are for convenience only and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided and any term expressly defined herein or in any Transaction Document appearing in all capitalized letters shall have a meaning consistent with the definition provided for such term herein or therein. The term “including” (or “included”) shall be deemed to be followed by the phrase “but not limited to.” Unless otherwise expressly provided herein, any reference herein to a “day” shall refer to a calendar day. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

Section 17.3 Assignment. This Agreement may not be transferred or assigned by Purchaser without the prior written consent of Seller. In the event that Seller consents to any such transfer or assignment, such assignment shall not relieve Purchaser of any of its obligations and responsibilities hereunder. Any assignment or other transfer by Purchaser or its successors and assigns of any of the Assets shall not relieve Purchaser or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Notwithstanding the foregoing, Seller acknowledges that the resultant combination between Purchaser and the Financing Party, pursuant to the Financing Transaction, shall not be considered as a transfer or assignment for which Seller’s consent is required; provided, that the surviving entity of such combination expressly confirms in writing that it has assumed and succeeded to all obligations of Purchaser under this Agreement and documentation of such assumption and succession is provided to Seller promptly upon the consummation of the Financing Transaction.

Section 17.4 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.5 Conflict of Law, Jurisdiction, Venue, Arbitration.

(a) THIS AGREEMENT, ANY CLAIMS, OBLIGATIONS, LIABILITIES, LOSSES, OR CAUSES OF ACTION (WHETHER IN CONTRACT OR IN TORT, IN LAW, IN EQUITY, OR GRANTED BY STATUTE) THAT MAY BE BASED UPON, ARE IN RESPECT OF, ARISE UNDER, ARISE OUT OR BY REASON OF, ARE CONNECTED WITH, OR RELATED IN ANY MANNER TO THIS AGREEMENT, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, OR THE LEGAL RELATIONS AMONG SELLER AND PURCHASER THAT ARE BASED ON, RELATE TO, OR ARISE OUT OF THIS AGREEMENT OR ANY TRANSACTION

CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b) Section 17.5(b) through (e) apply to any dispute between the Parties arising at any time under or relating to this Agreement.

(c) As to the disputes subject to this Section 17.5, any action or controversy of whatever nature, including an action in tort or contract, in Law, in equity, or a statutory action (“Disputed Claim”), the interpretation or validity of the agreement to arbitration as provided in this Section 17.5, or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of set forth in this Section 17.5 and will be binding on all Parties and their respective successors and assigns. No Party may prosecute or commence any suit or action against any other Party relating to any matters that are subject to this Section 17.5, except as provided in this Section 17.5.

(d) The Parties agree to attempt to resolve any dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after one Party gives the other Parties written notice describing the dispute and requesting negotiations, representatives of the Parties with authority to resolve the dispute shall meet at a mutually agreed upon location to attempt to resolve the dispute. Negotiations shall continue until the Parties have resolved the dispute or until one of the Parties gives written notice that it will no longer continue to negotiate. If for any reason, the Parties’ representatives fail to meet within the thirty (30) day deadline or if a Party gives written notice that it is no longer willing to continue negotiations, either Party may commence binding arbitration of the dispute pursuant to Section 17.5(e).

(e) Any dispute arising out of or relating to this Agreement that the Parties fail to resolve by negotiation as set forth in this Section 17.5 shall be resolved by arbitration before three (3) arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified herein. Each Party shall appoint one (1) neutral arbitrator within fifteen (15) days after commencement of arbitration, and the two (2) arbitrators so appointed shall appoint the third within thirty (30) days after the appointment of the second arbitrator, or in default of such agreement, by the American Arbitration Association, who shall (a) chair the tribunal and (b) be an oil and gas attorney with not less than ten (10) years’ experience if the dispute arises out of a Title Defect or Environmental Defect. The place of arbitration shall be Houston, Texas. The arbitrators shall apply the substantive law of Texas to the merits of the dispute, except that the arbitrators shall not apply any choice of law rules that would call for the application of the substantive law of any other jurisdiction. The Federal Arbitration Act shall apply to the arbitration. The arbitrators’ award shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. Except as may be required by law, neither Party nor the arbitrators may disclose the existence, content (including any and all documents and testimony exchanged or introduced in the arbitral proceeding), or results of any arbitration without the prior written consent of both Parties, unless such disclosure is necessary to protect or pursue a legal right, including enforcement of an arbitral award.

(f) Nothing in this Section 17.5 shall divest a court of competent jurisdiction of the right and power to grant a temporary restraining order, to grant temporary injunctive relief, or to compel specific performance of any decision of an arbitral tribunal made pursuant to this Section 17.5.

Section 17.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, by email (provided that confirmation of receipt of such email is requested and received, which confirmation shall be provided reasonably promptly following receipt) or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, addressed to Seller or Purchaser, as appropriate, at the address for such Person shown below or at such other address as Seller or Purchaser shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:

ExxonMobil Upstream Company

22777 Springwoods Village Parkway, Spring, TX 77389

Attention: Mickey Johnson, Divestments Manager

Phone: 346-467-9353

Email: mickey.d.johnson@exxonmobil.com

If to Purchaser:

Sable Offshore Corp.

700 Milam Street, Suite 3300, Houston, Texas 77002

Attention: Anthony C. Duenner

Phone: 713-579-8023

Email: aduenner@sableminerals.com

With a copy to (which shall not constitute notice to Purchaser):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Alan Rafte

Phone: 713-221-1411

Email: alan.rafte@bracewell.com

Any notice given in accordance herewith shall be deemed to have been given been given as of the date of receipt by the intended Party.

Section 17.7 Timing. Timing is of the essence for performance of the Parties’ respective obligations hereunder; provided that if the date specified in this Agreement for giving any notice or taking any action under this Agreement is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 17.8 Confidentiality. Any information concerning the Assets (including any information discovered as a result of Purchaser’s Environmental Assessment) or any aspect of the transactions contemplated by this Agreement shall be subject to the terms of the Confidentiality Agreement. This obligation shall terminate on the earlier to occur of (a) the Closing, or (b) pursuant to the terms thereof. Notwithstanding this Section 17.8 or anything in the Confidentiality Agreement to the contrary, Purchaser shall be permitted to disclose to the Financing Party any and all information reasonably requested by the Financing Party; provided, however, that the Financing Party shall have agreed in writing to maintain such information in confidence except to the extent that the Financing Party is required to disclose such information pursuant to applicable Law, including the applicable rules or regulations of any governmental authority or stock exchange.

Section 17.9 Publicity. Neither Seller nor Purchaser shall issue any media or other similar releases concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other Party, except as required to be issued by a Party or the Financing Party pursuant to applicable Law including the applicable rules or regulations of any governmental authority or stock exchange.

Section 17.10 Use of Seller’s Names. Purchaser agrees that, as soon as practicable after the Closing, but in no event longer than sixty (60) days after Closing, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets, including all signage on the Assets, and Purchaser will not make any use whatsoever of such names, marks and logos. For one hundred eighty (180) days after Closing, Seller shall have a right of access to such Assets at its sole risk, cost and expense and solely for the purpose of removing its signs and name from all Wells and Facilities, or confirming that Purchaser has done so for such Asset.

Section 17.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

Section 17.12 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Purchaser and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties.

Section 17.13 Conspicuousness. SELLER AND PURCHASER EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

Section 17.14 Execution in Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement. Facsimiles or other electronic copies (e.g., PDFs) of executed counterparts shall be deemed to be original instruments.

Section 17.15 Recourse Only Against Parties. Subject to the remainder of this Section 17.15, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement, any Collateral Document, or any successor or permitted assign of any such Parties specifically including the Financing Party (collectively, with any recipient or transferee of any Asset, the “Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, agent, attorney, or representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, agent, attorney, or representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective but not including any Financing Party) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement or as a recipient assignee or transferee of any Assets) for any claims, causes of action, obligations, or liabilities arising under this Agreement. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or to otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 17.15 to the contrary, this Section 17.15 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of its own Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement effective as of the Effective Time.

EXXON MOBIL CORPORATION

By:	/s/ Mickey D. Johnson
Name: Mickey D. Johnson
Title: Agent & Attorney-In-Fact

MOBIL PACIFIC PIPELINE COMPANY

By:	/s/ Harry Janke
Name: Harry Janke
Title: Vice President

Signature Page to Purchase and Sale Agreement

SABLE OFFSHORE CORP.

By:	/s/ James C. Flores
Name: James C. Flores
Title: Chairman and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Appendix A

Defined Terms

Capitalized terms used in this Agreement have the following meanings:

“901/903 Assets” means the assets transferred by Plains pursuant to the Plains PSA which are held by PPC, including:

(i)	the 901/903 Pipeline;

(ii)

included equipment, tanks, tubing, pumps, motors, compression equipment, flow lines, processing and separation facilities, materials and other real, personal and mixed property, operational and nonoperational, located in, on or connected to the 901/903 Pipeline;

(iii)	to the extent existing, such Rights-of-Way that used or held for use in connection with the ownership or operation of any of the 901/903 Pipeline;

(iv)	to the extent that they may be assigned, all Permits that are used or held for use in connection with the ownership or operation of the 901/903 Pipeline;

(v)	all line fill and contents in the 901/903 Pipeline;

(vi)	to the extent they may be assigned, Plains PSA; and

(vii)	all other assets, interests and rights acquired by MPPC pursuant to the Plains PSA.

“901/903 Pipeline” means Pipeline Segments 901/903 as described on Exhibit A-5 and as more particularly described in the Plains PSA.

“Actual Payment Date” means the date on which the amount secured under the Senior Secured Term Loan Agreement, including accrued Interest, is paid in full.

“Adjusted Penal Sum” has the meaning set forth in Section 11.18(e).

“Adjustments to the Purchase Price” has the meaning set forth in Section 3.4.

“AFE” means an authorization for expenditure.

“Affiliate” means with respect to any Person, a Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Aggregate Environmental Defect Deductible” has the meaning set forth in Section 4.12.

“Aggregate Title Defect Deductible” has the meaning set forth in Section 4.6.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 3.1.

“Asset Taxes” means all Property Taxes, all Severance Taxes and all sales, use, transfer other similar Taxes arising with respect to the Assets, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” has the meaning set forth in Section 2.2, which for purposes of this Agreement other than Article II, Section 4.9, Section 4.10, Article V, Section 7.10 and Article XIII, shall include the 901/903 Assets.

Appendix A-1

“Assignment” means the Assignment and Bill of Sale from Seller to Purchaser pertaining to the Assets and substantially in the form of Exhibit D or subject to Reassignment Option, the Assignment and Bill of Sale from Purchaser to Seller pertaining to the Assets substantially in the form of Exhibit R.

“Assumed Obligations” has the meaning set forth in Section 11.1.

“Available Cash” at the Closing, shall be equal to the amount of funds contained in the Trust Account (net of Financing Party Stockholder Redemption Amount and the payment of any Deferred Underwriting Fees), plus the amount of Available Financing Proceeds, minus the payments of the Adjustments to the Purchase Price.

“Available Financing Proceeds” means any net cash proceeds to the Financing Party in connection with Subscription Agreements entered into with the Financing Party and PIPE Investor.

“BOE” means the California State Board of Equalization.

“BOEM” has the meaning set forth in Section 6.2.

“BSEE” means the Bureau of Safety and Environmental Enforcement.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Captives” has the meaning set forth in Section 11.12.

“Casualty Loss” has the meaning set forth in Section 4.13.

“Casualty Loss Amount” has the meaning set forth in Section 4.13.

“Claim Notice” has the meaning set forth in Section 11.7(b).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” means the date upon which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Collateral Documents” means (a) the Deeds of Trust, (b) the Ultimate Parent Company Guarantee, (c) the Senior Secured Term Loan Agreement, and (d) any other security agreements, deeds of trust, account control agreements and other agreements, instruments or certificates requested by Seller as collateral security for the payment or performance of the Senior Secured Term Loan Agreement and this Agreement.

“Commission” has the meaning set forth in Section 7.10(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 30, 2021, between Seller and Purchaser.

“Contracting Parties” has the meaning set forth in Section 17.15.

“CSLC Lease Amendment and Extension” means the amendment and extension of each of (i) lease No. 0817503-001 dated 21 January 1988 (State of California 7163.1) between the California State Lands Commission (“CSLC”) and EMC and (ii) lease No. 1010207-001 dated 1 January 1989 (State of California 4977.1) between CSLC and POPCO, approved by the California State Lands Commission on December 5, 2023.

Appendix A-2

“CSLC Leases” means each of Lease No. 0817503-001 dated 21 January 1988 (State of California 7163.1), Lease No. 0817324-002 dated 23 April 2015 (State of California PRC 5515.1), Lease No. 0817363-003 dated 19 October 2022 (State of California 6371.1), and Lease No. 1010207-001 dated 1 January 1989 (State of California 4977.1), as amended, extended or renewed from time to time, including but not limited to, the CSLC Lease Amendment and Extension.

“Cure Period” has the meaning set forth in Section 4.3.

“Customary Post-Closing Consents” means those consents and approvals from governmental authorities for the assignment of the Assets to Purchaser that are customarily obtained after such assignment of properties similar to the Assets.

“Deed” means a deed to the LFC Property in the form attached as Exhibit I or subject to Reassignment Option, a deed to the LFC Property in the form attached as Exhibit S.

“Deeds of Trust” means (i) the Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement attached hereto as Exhibit K and (ii) the Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement attached hereto as Exhibit K-1.

“Defect Notice Date” has the meaning set forth in Section 4.3.

“Defensible Title” means such record and beneficial title of Seller to the Scheduled Properties that, as of the Defect Notice Date and subject to Permitted Encumbrances:

(a)

for a Scheduled Property, entitles Seller to receive during the entirety of the productive life of such Scheduled Property not less than the Net Revenue Interest for such Scheduled Property as set forth in Exhibit A-2, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner in compliance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in compliance with this Agreement, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth in Exhibit A-1 or Exhibit B, as applicable;

(b)

for a Scheduled Property, obligates Seller to bear during the entirety of the productive life of such Scheduled Property not more than the Working Interest for such Scheduled Property as set forth in Exhibit A-2, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Scheduled Property, (iii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units in compliance with this Agreement, and (iv) as otherwise expressly set forth in Exhibit A-2;

(c)	is free and clear of all Encumbrances; and

(d)

in evaluating the significance of any fact, circumstance or condition for the purpose of determining Defensible Title or a Title Defect, due consideration shall be given to the length of time that the particular Scheduled Property (including any well or unit attributable thereto) has been producing Hydrocarbons and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of ownership, operation and development of oil and gas properties with knowledge of such facts and appreciation of their legal significance. Unless a lower working interest is set forth on Exhibit A-2, the official records maintained by BOEM regarding the ownership of working interests in any federal lease shall be dispositive of the ownership of such leases, and any potential defects to Defensible Title to the contrary, shall not be allowed unless they arise out of Seller’s actions or were otherwise caused by Seller.

Appendix A-3

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account in connection with the Financing Party’s initial public offering payable to the underwriters upon consummation of the Financing Transaction.

“Dispute Notice” has the meaning set forth in Section 12.1(a).

“Disputed Claim” has the meaning set forth in Section 17.5(c).

“Down Payment” means an amount equal to three percent (3%) of the Purchase Price.

“Effective Time” means 12:00:01 a.m. (Houston time) on January 1, 2022.

“EMC” has the meaning set forth in the Preamble.

“EMOC” means ExxonMobil Oil Corporation, a corporation formed under the laws of New York.

“Employees” means all employees listed on Exhibit L.

“Employment Liabilities” means all claims, actions, proceedings, demands or suits, salary, pension, insurance and benefits payments, judgements, settlements, awards (including back pay awards granted retroactively for accrued but uncollected salary), severance, redundancy, or termination payments, wages and/or fringe benefits, unused, accrued paid time off (PTO), reinstatement, damages (including damages for unfair dismissal and termination), losses, compensation, charges, liabilities, fines, penalties, interest claims (including Taxes and all related interest and penalties incurred directly with respect thereto) and all other amounts, however described or denominated, and all related reasonable costs, expenses and other charges, including all attorneys’ fees and reasonable costs of litigation, hearings, proceedings, internal and external investigations, document and data productions and discovery, settlement, judgements, awards, awards of attorneys’ fees, interest and penalties, however described or denominated, known or unknown, direct or indirect, arising out of, or related to, or in any way connected with the employment or termination of the Employees.

“Encumbrance” means any lien, security interest, pledge, charge, defect or similar encumbrance.

“Environmental Defect” means a condition with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments that (a) constitutes a violation of Environmental Laws in effect as of the Effective Time in the jurisdiction to which the affected Assets are subject, (b) constitutes a physical condition that requires reporting to a governmental authority, investigation, monitoring, removal, cleanup, Remediation, restoration, repair or correction under Environmental Laws, or (c) is designated in accordance with Section 4.9 or Section 4.10. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall not, in each case, form the basis of an Environmental Defect, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Defect, (iii) except with respect to equipment (A) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (B) the use or condition of which is a violation of, or requires repair or correction in order to comply with, Environmental Law in effect as of the Effective Time, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Defect, and (iv) there should be no Environmental Defect with respect to the 901/903 Assets.

“Environmental Defect Notice” has the meaning set forth in Section 4.10.

“Environmental Defect Property” has the meaning set forth in Section 4.10.

Appendix A-4

“Environmental Law” means any Laws pertaining to safety, health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, or otherwise applicable to the Assets, including the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Hazardous Materials Transportation Act, as amended, the National Environmental Policy Act, as amended, the Oil Pollution Act of 1990, as amended and any applicable state, tribal, or local counterparts, but shall not include any applicable Law to the extent associated with plugging and abandonment of any well. The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the Laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such Laws.

“Exchange Accommodation Titleholder” means an exchange accommodation titleholder as such term is used in Rev. Proc. 2000-37, 2000-2 C.B. 308 (Sept. 18, 2000), as modified by Rev. Proc. 2004-51, 2004-2 C.B. 294 (July 20, 2004).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Permits” has the meaning set forth in Section 2.2(g).

“Excluded Records” means (a) any internal valuations, price forecasts and interpretative data or documentation; (b) attorney-client privileged communications, other than externally-prepared title reports (including externally-prepared title opinions) in respect of the Assets; (c) confidential information and information or records to the extent, in each case, (i) they are subject to any third party license, secrecy or other similar agreement that restricts Seller’s ability to disclose, (ii) direct or indirect transfer of such information or records to Purchaser, pursuant to such agreement, is restricted or is subject to payment of an additional fee or other consideration and (iii) the necessary third party consents or approvals to transfer have not been obtained following commercially reasonable efforts by Seller and, for those that require a payment to transfer, Purchaser has declined to pay the fee or other consideration, as applicable; (d) all internal management systems, plans, policies, standards and procedures, including, without limitation, any health, safety and environment management systems, plans, policies, standards and procedures, (e) documents that relate solely to any Excluded Assets, and (f) documents reflecting proprietary methodologies, analytics, techniques, software or trade secrets.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Contracts” means, except for any Excluded Asset, all contracts, agreements and instruments by which any of the Leases, Wells or other Assets are bound, or to which any of the Leases, Wells or other Assets are subject (but in each case only to the extent applicable to such Leases, Wells or other Assets and not to other properties of Seller or its Affiliates not included in the Assets), including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, indentures, notes, bonds, loans, leases, mortgages, franchises, commitments, and letters of credit; provided, that “Existing Contracts” shall exclude (a) any master service agreements, blanket agreements and similar contracts and (b) all of the instruments constituting the Leases, Rights-of-Way or creating or assigning any real property interest.

Appendix A-5

“Existing Pipeline Claim” has the meaning set forth in Section 11.1(g).

“ExxonMobil Policies” has the meaning set forth in Section 11.12.

“Facilities” has the meaning set forth in Section 2.2(f).

“Facilities Dedication Agreement” means that facilities dedication agreement relating to the Plains PSA by and between Plains, EMC and EMOC, dated October 13, 2022.

“Facility Licensing Agreement” means a licensing agreement between Seller’s Affiliate and Purchaser for facilities operated on the LFC Property in the form attached as Exhibit M.

“Filings” has the meaning set forth in Section 7.10(a).

“Final Settlement Statement” has the meaning set forth in Section 12.1(a).

“Financing Party” means Flame Acquisition Corp., a Delaware corporation.

“Financing Party Stockholder Redemption” means the right of the stockholders of Financing Party to redeem all or a portion of their Financing Party Class A Common Stock in connection with the consummation of Financing Transaction, pursuant to and in accordance with the terms and conditions set forth in the prospectus of the Financing Party.

“Financing Party Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of Financing Party of the Financing Party Stockholder Redemption.

“Financing Transaction” means the transactions contemplated by that certain business combination agreement by and between Purchaser and the Financing Party to be entered into following the Execution Date and before or concurrently with the Closing Date.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbons” means all of the oil, liquid hydrocarbons, gas and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including condensate, casinghead gas, distillate, and natural gas liquids), and any other minerals produced or processed in association therewith (including elemental sulfur, helium, carbon dioxide, and other non-hydrocarbon substances produced in association with any of the above described items).

“Imbalance” means any Pipeline Imbalance or Well Imbalance.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indebtedness” means any indebtedness for or in respect of (a) monies borrowed, (b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent, (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, (d) the amount of any liability in respect of any lease or hire purchase contract, which would, in accordance with GAAP accounting standards, be treated as a finance or capital lease, and (e) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, or sale and leaseback agreement) having the commercial effect of a borrowing.

Appendix A-6

“Indemnified Party” has the meaning set forth in Section 11.7.

“Indemnifying Party” has the meaning set forth in Section 11.7.

“Indemnity Deductible” has the meaning set forth in Section 11.5(a).

“Individual Environmental Defect Threshold” has the meaning set forth in Section 4.12.

“Individual Title Defect Threshold” has the meaning set forth in Section 4.6.

“Intercompany Balances” means the sums owed or due from POPCO or PPC to or from other ExxonMobil Affiliates.

“Interest” means an interest rate of ten percent (10%) compounded annually during the term of the Senior Secured Term Loan Agreement. The total amount of Interest accrued shall be due and payable on the Actual Payment Date.

“Interim Period” means the period from and after the Execution Date up until the Closing.

“Knowledge” means with respect to (a) Seller, the actual knowledge (without investigation) of the Persons set forth on Schedule 1.1 and (b) Purchaser, the actual knowledge of the Persons set forth on Schedule 1.2.

“Law” means any applicable law, statute, regulation, ordinance, order, code, ruling, writ, injunction, decree or other act of or by any governmental authority (including any administrative, executive, judicial, legislative, regulatory or taxing authority).

“Leases” has the meaning set forth in Section 2.2(a).

“LFC Property” has the meaning set forth in Section 2.2(b).

“Like-Kind Exchange Transaction” means a like-kind exchange, in whole or in part, as provided in Section 1031 of the Internal Revenue Code and the Treasury Regulations thereto, and if applicable, Rev. Proc. 2000-37, 2000-2 C.B. 308 (Sept. 18, 2000), as modified by Rev. Proc. 2004-51, 2004-2 CB. 294 (Jul. 20, 2004).

“Longstop Date” has the meaning set forth in Section 10.1.

“Losses” means any and all claims, causes of action, proceedings, hearings, payments, charges, judgments, injunctions, orders, decrees, assessments, liabilities (including Employment Liabilities), losses, damages, penalties, fines, obligations, deficiencies, debts or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Material Adverse Effect” means any event, result, occurrence, condition or circumstance that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), results in a material adverse effect on the (a) ownership, operation or value of the Assets, taken as a whole and as currently operated as of the Execution Date, or (b) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not (in the case of the foregoing clause (a)) include any material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering,

Appendix A-7

processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (iv) acts of God, including storms or meteorological events; (v) orders, actions or failures to act of governmental authorities; (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Purchaser or (B) as expressly permitted or prescribed hereunder; (viii) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (ix) any Casualty Loss; (x) a change in Laws or in GAAP interpretation from and after the Execution Date; (xi) reclassification or recalculation of reserves in the ordinary course of business; and (xii) natural declines in well performance.

“Material Contract” means any Existing Contracts of the type described below, including all amendments thereto:

(a)

that can reasonably be expected to result in aggregate payments by Seller of more than One Million Dollars ($1,000,000) per year during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(b)

that can reasonably be expected to result in aggregate revenues to Seller of more than One Million Dollars ($1,000,000) per year during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)

to the extent the same will not be released or terminated at or prior to the Closing, any indenture, mortgage, loan, note, credit, sale-leaseback or similar contract evidencing any Indebtedness for borrowed money (or guarantee of any such Indebtedness) binding on any of the Assets or granting any Encumbrance (other than Permitted Encumbrances) on any of the Assets and all related security or similar agreements associated therewith;

(d)

that constitutes a lease (other than the Leases) under which Seller is the lessor or lessee of real or personal property, which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves annual base rental of more than One Hundred Fifty Thousand Dollars ($150,000);

(e)	Existing Contracts creating or representing Indebtedness for borrowed money or that are otherwise binding on the Assets or any guaranty by Seller of any other Person’s Indebtedness for borrowed money;

(f)

Hydrocarbon purchase and sale, exchange, handling, transportation, gathering, treating, processing, storing or similar Existing Contracts or any Existing Contract containing an acreage dedication, take-or-pay volume commitment or similar provision that, in each case, is not terminable without penalty upon sixty (60) days’ or less notice;

(g)

any purchase agreement, exchange agreement, farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, communitization agreements pooling agreement, agreement for the use of drilling rigs, seismic and other data license agreements, or any similar Existing Contract;

(h)

containing any area of mutual interest agreements, drag along rights, tag along rights, rights of first refusal, rights or first offer or similar provisions, or with any remaining drilling or development obligations of Seller;

(i)	containing a non-compete or non-solicit agreement or otherwise purporting to limit or prohibit the manner in which Seller may conduct its business in relation to the Assets;

(j)	providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom or the processing thereof;

(k)

constituting or requiring cash deposits, escrow accounts, sinking funds, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of Seller or any of its Affiliates (or that will require Purchaser or would require any other third person to provide the same upon its acquisition of the Assets) in support of the obligations of Seller or any of its

Appendix A-8

Affiliates (or of Purchaser or any other third person upon its acquisition of the Assets) to any governmental authority, contract counterparty or other Person, in each case, related to the ownership or operation of the Assets;

(l)	with any Affiliate of Seller that will not be terminated prior to Closing;

(m)	the Facilities Dedication Agreement; and

(n)	the Plains PSA.

“Maximum Debt Threshold” means an amount equal to Two Hundred and Fifty Million Dollars ($250,000,000).

“Minimum Cash Threshold” means an amount equal to One Hundred Fifty Million Dollars ($150,000,000).

“MPPC” has the meaning set forth in the Preamble.

“Net Revenue Interest” means with respect to any Scheduled Property, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Scheduled Property, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Nonparty Affiliates” has the meaning set forth in Section 17.15.

“NORM” means naturally occurring radioactive material.

“OCS” means the Outer Continental Shelf.

“Oil” means the crude and condensate produced from the Assets.

“Oil Spill Financial Responsibility” (OSFR) means the capability and means by which a responsible party for a covered offshore facility will meet removal costs and damages for which it is liable under the Title I of the Oil Pollution Act of 1990, as amended (33 CFR 2701 et seq.), with respect to both oil spill discharges and substantial threats of discharge of oil.

“Overhead Costs” means an amount equal to Three Hundred Twenty Thousand Dollars ($320,000) per month.

“P&A Financial Security” has the meaning set forth in Section 11.18(c).

“Parties” and “Party” has the meaning set forth in the Preamble.

“Payment Due Date” is ninety (90) days after Restart Production but no later than 5 years from the Effective Time.

“Penal Sum” has the meaning set forth in Section 11.18(c).

“Permits” means all permits, licenses, authorizations, registrations, consents or approvals (in each case) granted or issued by any governmental authority applicable to the Assets, other than Rights-of-Way.

“Permitted Encumbrances” means with respect to any Asset, any of the following:

(a)

the terms and conditions of all Leases and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases and burdens does not operate to reduce the Net Revenue Interest of

Appendix A-9

Seller in any Scheduled Property below the Net Revenue Interest as set forth in Exhibit A-2 for such Scheduled Property and does not operate to increase the Working Interest of Seller in such Scheduled Property (as to the applicable formation) above the Working Interest for such Scheduled Property as set forth in Exhibit A-2 for such Scheduled Property (unless the Net Revenue Interest for such Scheduled Property is greater than the Net Revenue Interest for such Scheduled Property as set forth in Exhibit A-2, in the same proportion as any increase in such Working Interest);

(b)	consents (including Required Consents) to assignment and similar transfer restrictions or requirements;

(c)	liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d)

materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to Law, or (ii) if filed, they have not yet become due and payable;

(e)	Encumbrances in the form of a judgment secured by a supersedes bond or other security approved by the court issuing the order;

(f)	the loss of lease acreage between the Effective Time and Closing because the lease term expires set forth on Schedule 5.19;

(g)	Customary Post-Closing Consents and any required notices to, or filings with, governmental authorities in connection with the consummation of the transactions contemplated by this Agreement;

(h)

irrespective of clause (g) above, all necessary consents and approvals by and notices to any federal governmental authority, the State of California or any political subdivision thereof with respect to the transfer to Purchaser of interests in a right of way, servitude or lease issued by or on behalf of the United States of America, the State of California or a political subdivision thereof to the extent customarily made or received after the Closing of a sale or other transfer of title, operatorship or control of assets similar to the Assets;

(i)	to the extent not triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(j)

the Rights-of-Way and, to the extent that they do not materially interfere with the operation of the Assets (as currently operated), all other easements, rights-of-way, servitudes, Permits, surface leases and other rights relating to surface operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes;

(k)

all other Encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets which individually or in the aggregate are not such as to materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated and used), do not reduce the Net Revenue Interest of Seller in any Scheduled Property below the Net Revenue Interest set forth on Exhibit A-2 for such Scheduled Property, and do not increase the Working Interest of Seller in such Scheduled Property (as to the applicable formation) above the Working Interest set forth in Exhibit A-2 for such Scheduled Property (unless the Net Revenue Interest for such Scheduled Property is greater than the Net Revenue Interest for such Scheduled Property as set forth in Exhibit A-2, in the same proportion as any increase in such Working Interest);

(l)	all rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable Permits and Laws;

(m)

to the extent that they do not materially interfere with the operation of the Assets (as currently operated) or otherwise create a Material Adverse Effect, rights of a common owner of any interest in Rights-of-Way or Permits held by Seller and such common owner as tenants in common or through common ownership;

(n)

liens created under Leases or Rights-of-Way included in the Assets and/or operating agreements or production sales contracts or by operation of Law in respect of obligations that are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures by or on behalf of Seller;

Appendix A-10

(o)	any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(p)

any Title Defects that Purchaser may have expressly waived in writing or which are deemed to have been waived under Section 4.4, or that do not meet the Individual Title Defect Threshold or Aggregate Title Defect Deductible as set forth in Section 4.6;

(q)

the terms and conditions of the Existing Contracts to the extent that they do not, individually or in the aggregate (i) reduce the Net Revenue Interest of Seller in any Scheduled Property below the Net Revenue Interest as set forth in Exhibit A-2 (as to the applicable formation) for such Scheduled Property, (ii) operate to increase the Working Interest of Seller in such Scheduled Property (as to the applicable formation) above the Working Interest for such Scheduled Property as set forth in Exhibit A-2 (as to the applicable formation) for such Scheduled Property (unless the Net Revenue Interest for such Scheduled Property is greater than the Net Revenue Interest for such Scheduled Property as set forth in Exhibit A-2, in the same proportion as any increase in such Working Interest) or (iii) impair in any material respect the ownership and/or operation of any of the Assets by Seller (or by Purchaser as Seller’s successor-in-interest from and after Closing);

(r)

all unit, pooling, communitization and spacing orders (as well as any other orders, whether of a similar or dissimilar kind) issued by any governmental authority that (i) do not operate to increase the Working Interest of Seller in such Scheduled Property (as to the applicable formation) above the Working Interest for such Scheduled Property as set forth in Exhibit A-2 (as to the applicable formation) for such Scheduled Property (without a corresponding increase in the Net Revenue Interest) or reduce the Net Revenue Interest of Seller in any Scheduled Property below the Net Revenue Interest as set forth in Exhibit A-2 (as to the applicable formation) for such Scheduled Property and (ii) are not such as will interfere materially with the ability to own or operate the Assets substantially in the manner they were operated at the Effective Time;

(s)

such defects or irregularities in the working interests or net revenue interests in the Assets resulting from the failure to file any assignment or other transfer instrument in Seller’s chain of title in the records of any adjoining county or parish, so long as the instrument in question is required to be and is filed with the BOEM;

(t)	all subsidence, erosion, dereliction or accretion of, or tidal influences on, any Assets or other lands;

(u)	the terms and conditions of this Agreement;

(v)

all Imbalances, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at a platform, wellhead, pipeline, gathering system, plant, transportation, receipt point, delivery point or other location;

(w)	the litigation, suits and proceedings set forth in Schedule 5.8; and

(x)	any matter that would not constitute a Title Defect under the terms of this Agreement, including any Title Defects waived by Purchaser.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Phase II Environmental Assessment” means an intrusive investigation which collects original samples of soil, groundwater, other environmental media, air or building materials to analyze for quantitative values of contaminants of concern for purposes of identifying any Recognized Environmental Condition or any Historical Recognized Environmental Condition (as such terms are defined in ASTM Standard Practice E1903-11 for Environmental Site Assessments: Phase II Environmental Site Assessment Process).

“Phase II Request” has the meaning set forth in Section 4.9(b).

“PIPE Investor” has the meaning set forth in Section 7.13(c).

Appendix A-11

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Plains” means Plains Pipeline LP.

“Plains PSA” means that purchase and sale agreement relating to the 901/903 Pipeline by and between Plains and MPPC, dated October 10, 2022.

“Plugging and Abandonment Obligations” and its derivatives mean (a) with respect to a well, whether drilled, plugged and abandoned before or after the Effective Time, the plugging (and as necessary replugging) and abandonment of the well, the salvage and removal of all associated well collars, tubing, well structures, platforms, tank batteries, compressors, injectors, equipment and other movable property (whether drilled or placed on the Assets before or after the Effective Time), the closure, filling-in and Remediation of the associated wellsite, the disposal and clean-up of all related waste materials, the restoration of the associated surface, subsurface and water bottoms to the condition they were in before commencement of operations on the Leases, to the extent required by and in compliance with the terms of the Leases, Permits, applicable Laws, regulations, orders and/or contracts, the proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned Assets, junk and other personal property located on or comprising any part of the Assets and all obligations arising from the Assets, contractual requirements and demands made by governmental authorities or parties claiming a vested interest in any part of the Assets with respect to the foregoing; and (b) with respect to any Asset, the plugging and abandonment (within the meaning of clause (a) above) of all wells on, under or associated with such Asset, the flushing, burying and capping (or, to the extent required, the removal) of all flowlines, pipelines, gathering lines and field transmission lines across or associated with such land or equipment, the salvage and removal of platforms, equipment and underwater or underground obstructions, the closure and Remediation of all wellsites on, under or associated with such Asset, the disposal of all waste materials on, under or associated with such Asset and the restoration of all surface, subsurface and water bottoms on, under or associated with such Asset; and (c) obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by a Lease, Permit, contract or by governmental authorities.

“POPCO”means the Pacific Offshore Pipeline Company, a corporation formed under the laws of California.

“POPCO Shares” means one hundred percent (100%) of the issued equity of POPCO, as described on Exhibit A-3.

“Power of Attorney” means a power of attorney substantially similar to the form attached as Exhibit O.

“PPC” means the Pacific Pipeline Company, a corporation formed under the laws of Delaware.

“PPC Shares” means one hundred percent (100%) of the issued equity of PPC, as described on Exhibit A-4.

“Preliminary Settlement Statement” has the meaning set forth in Section 10.2.

“Principal Amount” has the meaning ascribed to it in Section 3.4(b).

“Property Expenses” means all operating expenses (including but not limited to salary, wages, and benefits for the employees, and all insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to coverage periods from and after the Effective Time but excluding in all cases, all

Appendix A-12

costs and expenses of bonds, letters of credit or other surety instruments) and all capital expenditures (in each case) incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding (A) all costs paid by Seller to cure and/or Remediate, as applicable, any Title Defects, Environmental Defects or Casualty Losses, or to obtain any Required Consents, and (B) all Losses attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Plugging and Abandonment Obligations, (iii) the Remediation of any environmental condition under applicable Environmental Laws, (iv) obligations with respect to Imbalances, (v) Taxes, or (vi) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets.

“Property Taxes” means all ad valorem Taxes, real property Taxes, personal property Taxes, and similar obligations relating to the Assets, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Group” means Purchaser and its Affiliates and each of their respective officers, directors, employees, agents, consultants, advisors and representatives.

“Purchaser’s Auditor” has the meaning set forth in Section 7.10(b).

“Purchaser’s Environmental Assessment” has the meaning set forth in Section 4.9(a).

“Purchaser’s Representatives” means Purchaser’s Affiliates and Purchaser’s and its Affiliates’ respective employees, consultants, agents and other authorized representatives.

“Qualified Exchange Accommodation Arrangement” means a qualified exchange accommodation arrangement as such term is defined in Section 4.02 of Rev. Proc. 2000-37, 2000-2 C.B. 308 (Sept. 18, 2000), as modified by Rev. Proc. 2004-51, 2004-2 C.B. 294 (July 20, 2004).

“Qualified Intermediary” means a qualified intermediary as such term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations.

“RCRA” means Resource Conservation and Recovery Act of 1976 (as amended).

“Reassignment Option” has the meaning ascribed to it in Section 7.3(c).

“Records” has the meaning set forth in Section 12.3(a).

“Redetermination Review” has the meaning set forth in Section 11.18(d).

“Referee” has the meaning set forth in Section 11.18(d).

“Regardless of Fault” has the meaning set forth in Section 11.4.

“Remediate” and “Remediation” mean with respect to an environmental condition or Environmental Defect, the response required or allowed under Environmental Laws that completely addresses (for current and future use in the same manner as being currently used) the identified environmental condition or Environmental Defect in the most cost-effective manner (considered as a whole taking into account all considerations, including any material negative impact such response may have on the operations of the relevant Assets and any potential material

Appendix A-13

additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. “Remediation” may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, if such response is allowed under Environmental Laws and completely addresses and resolves (for current and future use in the same manner as being currently used) the identified environmental condition or Environmental Defect.

“Remediation Amount” means with respect to an environmental condition or Environmental Defect, the present value as of the Closing Date of the cost (net to Seller’s interest) of the Remediation of such condition or defect; provided, however, that “Remediation Amount” shall not include (a) the costs of Purchaser’s and/or its Affiliate’s employees, or, if Seller is conducting the Remediation, Purchaser’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an environmental condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Purchaser and/or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date or, if prior to the Closing Date, the date on which the Remediation action is being undertaken, or (e) any costs or expenses relating to the assessment, Remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of Environmental Law. Notwithstanding anything to the contrary in this Agreement, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any Environmental Defect Property shall not exceed fifty percent (50%) of the Allocated Value of such Environmental Defect Property and shall not include (a) the costs of Purchaser’s or any of its Affiliate’s employees, project manager(s) or attorneys without Seller’s written consent, (b) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets such as maintaining oil spill financial assurance and oil spill response plans in accordance with BSEE’s regulations at 30 Code of Federal Regulations Chapter II, or in connection with leasing or permit renewal/amendment activities, maintenance on active RCRA management units, compliance with environmental-related requirements under a lease issued by BOEM and operation and oversight of active RCRA management units, (c) overhead costs of Purchaser or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, (e) costs or expenses incurred in connection with responding to releases of hazardous materials or remedial or corrective actions that are designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (f) any costs or expenses relating to the assessment, Remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“Replacement P&A Financial Security” has the meaning set forth in Section 11.18(c)(ii).

“Required Consent” means any consent or approval where the failure to obtain such consent or approval would cause (or give the lessor, grantor or applicable counterparty the right to cause) (a) the assignment of the Assets (other than any 901/903 Asset) affected thereby to Purchaser to be void or voidable, or (b) the termination of or the right to terminate a Lease, Material Contract, Right-of-Way, or a material right in the Assets subject to such consent under the express terms thereof.

“Restart Failure Date” has the meaning set forth in Section 7.3(c).

“Restart Production” means ninety (90) days after the resumption of actual production from Wells on the Leases.

“Retained Litigation” means each of the proceedings set forth on Schedule 11.3(b) (or that should have been set forth on Schedule 11.3(b) in order for such representation and warranty of Seller to be true and correct). Retained Litigation expressly excludes any Existing Pipeline Claim, which shall be Assumed Obligations of Purchaser in accordance herewith.

Appendix A-14

“Retained Obligations” has the meaning set forth in Section 11.3(g).

“Rights-of-Way” means, except for any Excluded Asset, all permits, licenses, servitudes, easements, fee surface, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the Assets, other than Permits.

“Scheduled Bonds” has the meaning set forth in Section 2.3(k).

“Scheduled Closing Date” has the meaning set forth in Section 10.1.

“Scheduled Property” means a Lease or Asset (as to the specified if provided, or, if not specified, the producing or producible formation, sand, or unit) or other property interest specifically identified on Exhibit A-1, Exhibit A-2, Exhibit A-3, or Exhibit B (other than the CSLC Leases), if applicable. For the avoidance of doubt, the 901/903 Pipeline and any 901/903 Asset are not Scheduled Properties.

“Securities Act” has the meaning set forth in Section 7.10(a).

“Securities Laws” has the meaning set forth in Section 7.10(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plans” means the group retirement, pension, medical, dental, accident and death insurance and other employer sponsored plans.

“Seller Fundamental Representations” has the meaning set forth in Section 11.5(a).

“Seller Group” means Seller and its Affiliates and each of their respective directors, officers, employees, agents, consultants, advisors and representatives.

“Senior Secured Term Loan Agreement” means the term loan agreement in the form attached as Exhibit J.

“Severance Taxes” means all severance, production or other Taxes measured by Hydrocarbon production from the Assets, or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Site Assessment” has the meaning set forth in Section 4.9(b).

“Subscription Agreement” has the meaning set forth in Section 7.13(c).

“Target Settlement Date” has the meaning set forth in Section 12.1(a).

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a governmental authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration, or other filing provided to any governmental authority including any attachments thereto and any amendments thereof.

Appendix A-15

“Third Party Claim” has the meaning set forth in Section 11.7(b).

“Title Benefit” has the meaning set forth in Section 4.7.

“Title Benefit Amount” has the meaning set forth in Section 4.7.

“Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in or to the Scheduled Properties; provided that the following shall not be considered Title Defects:

(a)

defects arising out of lack of corporate or other entity authorization or defects consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, (in each case) unless Purchaser provides affirmative evidence that such corporate or other entity action was not authorized and has resulted, or such failure or omission (in either case) has resulted, in another Person’s superior claim of title to the relevant Asset;

(b)

defects or irregularities in the Working Interests or Net Revenue Interests in the Assets resulting from the failure to file any assignment or other transfer instrument in Seller’s chain of title in the records of any adjoining county or parish, so long as the instrument in question is required to be and is filed with the BOEM;

(c)

defects in the chain of title which occurred as a result of an ineffective assignment of the Scheduled Property, the easements or the Rights-of-Way filed with BOEM or BSEE, for which Seller provides Purchaser with evidence of the filing of a corrected assignment of such affected Scheduled Property prior to the Closing Date;

(d)	defects based on a gap in Seller’s chain of title in the BOEM or BSEE records, as such chain of title is reflected in transfers approved by the BOEM or BSEE;

(e)

defects based upon the failure to record any federal, state or tribal Lease or Right-of-Way included in the Assets, or any assignments of interests in such Leases or Rights-of-Way included in the Assets, in the applicable county records, unless such failure has resulted in another Person’s superior claim of title to the relevant Asset;

(f)

defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record, unless Purchaser provides affirmative evidence that such prior oil and gas lease is still in effect and has resulted in another Person’s actual and superior claim of title to the relevant Lease or Well;

(g)	defects that affect only which Person has the right to receive payments of royalties or other burdens on production and that do not affect the validity of the underlying Lease;

(h)

defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party and which document is dated earlier than January 1, 1960; or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(i)	any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(j)

defects as a consequence of cessation of production, insufficient production or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Leases held by production, or lands pooled or unitized therewith, except to the extent a claim is pending with respect thereto or the cessation of production is affirmatively shown to have occurred within the past five (5) years and it will give rise to a right of the lessor or other third party to terminate the underlying Lease, which documentation shall be provided by Purchaser to Seller in a Title Defect Notice;

(k)

Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s interests in the land covered thereby that would customarily be accepted in taking or

Appendix A-16

purchasing such and for which a reasonably prudent lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(l)	all defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription

(m)	all defects or irregularities resulting from lack of survey unless such survey is required by applicable Law;

(n)	the navigability or non-navigability of any waters;

(o)

all defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms or the enforcement of which are barred by applicable statute of limitations;

(p)

Encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a Right-of-Way that would customarily be accepted by a reasonably prudent oil and gas operator or reasonably prudent pipeline owner in taking or purchasing such Rights-of-Way;

(q)	defects arising as a result of actions taken by Purchaser or Purchaser’s failure to consent to any action pursuant to Section 7.1; and

(r)

any Encumbrance or loss of title affecting ownership interests in formations other than the applicable formation for the affected Scheduled Property set forth in Exhibit A-1, Exhibit A-2 or Exhibit B, as applicable.

In evaluating whether a matter constitutes a Title Defect, the principles set forth in the last sentence of the definition of “Defensible Title” shall be applied. In addition, evidence that Seller is receiving its full share of proceeds from a purchaser or third party operator attributable to its Net Revenue Interest for any Scheduled Property listed on Exhibit A-2,

“Title Defect Amount” has the meaning set forth in Section 4.5.

“Title Defect Notice” has the meaning set forth in Section 4.3.

“Title Defect Property” has the meaning set forth in Section 4.3.

“Transaction Documents” means those documents executed and delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 13.2.

“Transferred Shares” means the POPCO Shares and the PPC Shares.

“Transition Services Agreement” means the agreement between Seller Group and Purchaser for post-Closing services in the form of Exhibit N.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trust Account” has the meaning set forth in the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement dated as of February 24, 2021 by and between the Financing Party and Trustee.

“Trustee” means American Stock Transfer & Trust Company, LLC.

Appendix A-17

“Ultimate Parent Company Guarantee” has the meaning set forth in Section 7.6(c).

“Unadjusted Penal Sum” has the meaning set forth in Section 11.18(e).

“Units” has the meaning set forth in Section 2.2(d).

“URL” means uniform resource locator.

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.2(c).

“Willful Breach” means with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited or knowingly breaching a representation or warranty) any material covenant, representation or warranty applicable to such Party.

“Working Interest” means with respect to any Scheduled Property, the interest in and to such Scheduled Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Scheduled Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

Appendix A-18